AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 2020

REGISTRATION NO. 333-228042

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Coro Global Inc.

(Exact name of registrant as specified in its charter)

Nevada	7372	85-0368333
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

78 SW 7th Street

Miami, FL 33130

888-879-8896

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Mark Goode

78 SW 7th Street

Miami, FL 33130

888-879-8896

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Rose, Esq.

Jeff Cahlon, Esq.

Sichenzia Ross Ference LLP

1185 Avenue of the Americas, 37th Floor

New York, New York 10036

Phone: (212) 930-9700

Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer ”, “smaller reporting company ” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities under this prospectus until the registration statement of which it is a part and filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JANUARY 24, 2020

Coro Global Inc.

3,763,636 Shares of Common Stock Offered by Selling Stockholders

This prospectus relates to the public offering of up to 3,763,636 shares of common stock of Coro Global Inc. by the selling stockholders.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. We will pay the expenses of registering these shares.

Investing in our common stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 2 of this prospectus before purchasing any of the shares offered by this prospectus.

Our common stock is quoted on the OTC Pink and trades under the symbol “CGLO.” The last reported sale price of our common stock on the OTC Pink on January 22, 2020 was $6.00 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___, 2020.

CORO GLOBAL INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” before deciding to invest in our common stock.

About Us

Coro Global Inc., a Nevada corporation, is a technology company that is developing products and solutions for the banking and financial services sector, as well as a global money transmitter business. The Company’s planned products and solutions will operate on the world’s most advanced distributed ledger technology (or DLT).

References in this prospectus to “Coro,” “we,” “us,” the “Company” and “our” refer to Coro Global Inc. together with its wholly-owned subsidiary Coro Corp., unless otherwise indicated.

The Company is developing financial technology products and solutions that use distributed ledger technologies for improved security, speed, and reliability. We have not yet commenced sales of any current products.

We have not yet commenced sales of any current products. We have developed or are developing the following planned products:

1. Coro is a global money transmitter that will allow customers to send, receive, and exchange currencies. At launch Coro will provide the ability to send, receive and exchange U.S. dollars and gold. The exchange rate between U.S. dollars and gold is transparent and set by the London Bullion Market Association and the global banks that are market makers in foreign currency exchange. Coro Corp. will operate as a money transmitter under 31 CFR § 1010.100(ff)(5)(i)(A) and will not market or sell investments in gold. The initial minimum viable product (or MVP) development of Coro’s money transmission technology and mobile application functionality is now complete. Coro is now undergoing an intensive phase of integrations and testing. We anticipate commercial launch of Coro in the second quarter of 2020, subject to our determination, in consultation with legal counsel, that such launch will be in compliance with applicable securities law.

2. DLT Cloud - Our private permissioned DLT network provides an ultra-fast and highly secure solution for commercial clients. This DLT network will allow developers of distributed applications (“DApps”) to host their DApps at a much lower cost and to deploy their products to market much faster. The number of new DApps under development around the world is growing exponentially. DApps offer their customers more reliability, faster speeds and better security than traditional centralized apps hosted in co-located data centers. DLT Cloud has been speed tested to sync up to 500,000 data points into distributed consensus per second, surpassing current co-location data syncs by up to 2,000%. We anticipate that we will offer this product on a commercial basis to financial institutions and FinTech companies in the second half of 2020.

3. Financial Crime Risk Management (FCRM) platform – We are developing our FCRM platform, an integrated AML/KYC onboarding and transaction monitoring solution that provides an affordable and fully integrated compliance solution for compliance departments that meet the rigorous demands of government regulators, while supporting customers. We anticipate launching FCRM as a stand-alone product during the second half of 2020.

4. Identity Management System (IMS) is a self-sovereign identity (SSI) management solution for businesses, institutions and governments. The Identity and Access Management (IAM) industry is evolving and growing quickly thanks to new distributed ledger technologies. Our IMS solution will allow individuals or organizations to have sole ownership of their digital identities, and control over how their personal data is shared and used. Our IMS is currently integrated with the Coro architecture. We are developing a stand-alone version, which we anticipate will be ready for commercial launch in late 2020.

About this Offering

From June 2018 to July 2018 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000.

From August 2018 to September 2018, the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666.

From February 2019 through June 16, 2019, the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 270,000 shares of common stock for a purchase price of $5.00 per share, and aggregate gross proceeds of $1,350,000.

This prospectus includes the resale of 3,763,636 shares of common stock by the selling stockholders, representing a portion of the shares sold in private placements that were completed from June 2018 to June 2019, as set forth above.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. Our business, operating results and financial condition could be harmed and the value of our stock could go down as a result of these risk factors. This means you could lose all or a part of your investment.

Risks Related to Our Business

We have a limited operating history under our current business focus, and we may not succeed.

We have a limited operating history, in particular under our current business focus, and we may not succeed. We are subject to all risks inherent in a developing business enterprise. You should consider, among other factors, our prospects for success in light of the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material challenges to our business. We may not be able to successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, such failure could materially aversively affect our business, financial conditions and results of operation. We may never generate significant revenues or achieve profitability.

We may not succeed in developing or generating sales of our products.

We have not yet generated revenues from any current products. The development of the Company’s products will be a costly, complex, and time-consuming process, and investments in product development often involve a long period of time until completed and a return, if any, can be achieved on such an investment. We may face difficulties or delays in the development and commercialization of our products, which could result in our inability to timely offer products or services that satisfy the market. We have been making and anticipate making significant investments in developing our products, but such an investment is inherently speculative and requires substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the development process could result in delays in, or the abandonment of, the development and launch of, or ability to generate revenue. Further, once we complete development of a product, there is no assurance we will succeed in generating sales from such product. We may not succeed in launching or generating sales of Coro products.

The Company may encounter significant competition and may not be able to successfully compete.

There are many financial technology companies developing money transmission products, and more competitors are likely to arrive. Some of our competitors have considerably more financial resources than us, and the backing of traditional large financial institutions. As a result, we may not be able to successfully compete in our market, which could result in our failure to launch Coro, or otherwise fail to successfully compete. There can be no assurances that we will be able to compete successfully in this environment.

The distributive ledger technology on which the Company’s products may rely may be the target of malicious cyberattacks or may contain exploitable flaws in its underlying code, which could result in security breaches and the loss or theft of funds.  If such attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of DLT Cloud and Coro, resulting in customers reducing their use of DLT Cloud and Coro, or stopping their use of DLT Cloud and Coro altogether.

The structural foundation, the software applications and other interfaces or applications upon which DLT Cloud may rely or that they will be built upon are unproven, and there can be no assurances that such planned products and the creating, transfer or storage of data and funds will be uninterrupted or fully secure, which could result in impermissible transfers, and a complete loss of a customer’s data and funds. DLT Cloud and Coro may be subject to a cyberattack, software error, or other intentional or negligent act or omission that results in the theft of funds, funds being lost, destroyed or otherwise compromised. Further, DLT Cloud and Coro (and any technology, on which they rely) may also be the target of malicious attacks from hackers or malware distributors seeking to identify and exploit weaknesses in the software, DLT Cloud and Coro which could result in the loss or theft of data and funds.  If such attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of DLT Cloud and Coro, resulting in customers reducing their use of DLT Cloud and Coro or stopping using DLT Cloud and Coro altogether, which could have a material adverse effect on our business, financial condition and results of operations.

The regulatory regime governing our planned products is complex.

We believe Coro will be fully regulated by state law as a registered money transmitter. In the US, Money Transmission activities are strictly regulated both at federal level by the Financial Crimes Enforcement Network (“FinCEN”) of the U.S. Department of the Treasury and at the state level by financial institution regulators. Registration with FinCEN is mandatory for all money transmitters and state regulators impose strict requirements to obtain and maintain a license to operate in their jurisdiction. In addition, state regulations covering money transmission provide enhanced protections for the consumers in case of fraud or bankruptcy and require regular examination and review of licensees’ activities.

We are also currently evaluating, in consultation with legal counsel, the applicability of federal securities laws to Coro’s business model. Our launch of Coro will be subject to our determination, in consultation with legal counsel, that such launch will be in compliance with federal securities law.

We may not be able to raise capital as needed to develop our products or maintain our operations.

We expect that we will need to raise additional funds to execute our business plan and expand our operations. Additional financing may not be available to us on favorable terms, or at all. If we cannot raise needed funds on acceptable terms, the Company’s business and prospects may be materially adversely affected.

We may face risks of Internet disruptions, which could have an adverse effect on the use of our products.

A disruption of the Internet may affect the use of our products. Generally, our products are dependent upon the Internet. A significant disruption in Internet connectivity could disrupt network operations until the disruption is resolved.

Exchange rates are continuously changing and can be volatile. Coro customers will be exposed to this risk.

The price of gold is continuously changing and has exhibited periods of volatility throughout history. Customers that choose to maintain gold balances in XAU but have personal liabilities in USD will be exposed to this potential volatility and could incur significant gains or losses when converting from XAU back to USD. This may make Coro less appealing to prospective customers.

Coro will not be a market maker and thus will not guarantee a fixed bid/ask spread or guarantee that a bid or an ask will be available to customers. Coro will be reliant on the financial institutions with whom it interacts to facilitate its services.

Coro will be dependent upon the bid/ask spread as provided by large gold dealers and LBMA members. In times of market turbulence it is possible that the bid/ask spread could widen significantly thus increasing the cost of transacting between XAU and USD. This may make Coro less appealing to prospective customers.

Changes in general economic and business conditions, internationally, nationally and in the markets in which we operate, could have an adverse effect on our business, financial condition, or results of operations.

Our operating results may be subject to factors which are outside of our control, including changes in general economic and business conditions, internationally, nationally and in the markets in which we operate. Such factors could have a material adverse effect on our business, financial condition, or results of operations.

In addition, disruptions in the credit and financial markets, declines in consumer confidence, increases in unemployment, declines in economic growth and uncertainty about earnings could have a significant negative impact on the U.S. and global financial and credit markets and the overall economy. Such events could have an adverse impact on financial institutions resulting in limited access to capital and credit for many companies. Furthermore, economic uncertainties make it very difficult to accurately forecast and plan future business activities. Changes in economic conditions, changes in financial markets, deterioration in the capital markets or other factors could have an adverse effect on the financial position, revenues, results of operations and cash flows of the Company and could materially adversely affect our business, financial condition and results of operations.

Our results of operations will significantly rely on our team of managers, advisors, and technical staff.

The successful operation and development of our business will be dependent primarily upon the operating and management skills of our managers, advisors, and technical staff. The loss of the services of any one of our key personnel, in particular our chief executive officer, J. Mark Goode, could have a material adverse impact on our ability to realize our objectives, including our ability to complete development of, launch and commercialize our planned products, which could have a material adverse effect on our business, financial condition and results of operations.

If we fail to protect our intellectual property and proprietary rights, we could lose our ability to compete.

Our intellectual property and proprietary rights are essential to our ability to remain competitive and successful in the development of our products and our business. We expect to rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-competition agreements, and other contractual provisions to protect our intellectual property, other proprietary rights, and our brand. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors. If we do not adequately protect our intellectual property or proprietary rights, our competitors could use it to enhance their products, compete against us, and take our market share. Our inability to adequately protect our intellectual property could adversely affect the Company’s business, financial condition and results of operations.

Other companies may claim that we infringe their intellectual property.

We do not believe that our technologies infringe, or will infringe, on the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us in the future. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party. If any of our products or services, such as DLT Cloud or Coro, if developed and launched, were found to infringe on other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease to offer such products altogether, which could adversely affect the Company’s business, financial condition and results of operations.

We have an evolving business model.

As financial technologies become more widely available, we expect the services and products associated with them to evolve. In order to stay current with the industry, our business model may need to evolve as well. From time to time, we may modify aspects of our business model relating to our product mix and service offerings. Any such modifications we may make may not be successful and may result in harm to our business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.

Risks Related to Our Common Stock

There is not an active, liquid market for our common stock, and investors may find it difficult to buy and sell our shares.

Our common stock is not listed on any national securities exchange. Accordingly, investors may find it more difficult to buy and sell our shares than if our common stock was traded on an exchange. Although our common stock is quoted on the OTC Pink, it is an unorganized, inter-dealer, over-the-counter market which provides significantly less liquidity than the NASDAQ Capital Market or other national securities exchange. Further, there is minimal reported trading in our common stock. These factors may have an adverse impact on the trading and price of our common stock.

The market price of our common stock is likely to be highly volatile and subject to wide fluctuations.

In the event a more active market for common stock develops, we anticipate that the market price of our common stock will be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including:

●	variations in our quarterly operating results;

●	announcements that our revenue or income are below analysts’ expectations;

●	general economic slowdowns;

●	sales of large blocks of our common stock; and

●	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock has in the past been, and may in the future be considered a “penny stock” and thus be subject to additional sale and trading regulations that may make it more difficult to buy or sell.

Our common stock, which is traded on the OTC Pink has in the past been, and may in the future be considered a “penny stock.” Securities broker-dealers participating in sales of “penny stock” are subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

We do not intend to pay dividends on our common stock for the foreseeable future.

We have paid no dividends on our common stock to date and we do not anticipate paying any dividends to holders of our common stock in the foreseeable future. While our future dividend policy will be based on the operating results and capital needs of the business, we currently anticipate that we will retain any earnings to finance our future expansion and for the implementation of our business plan. Investors should take note of the fact that a lack of a dividend can further affect the market value of our common stock, and could significantly affect the value of any investment in the Company.

Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors has the authority to issue up to 10,000,000 shares of our preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the withdrawal of the shares, together with a premium, prior to the withdrawal of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any shares of preferred stock or to create any series of preferred stock, we may create such series and issue such shares in the future.

Additional stock offerings in the future may dilute then-existing shareholders’ percentage ownership of the Company.

Given our plans and expectations that we will need additional capital and personnel, we anticipate that we will need to issue additional shares of common stock or securities convertible or exercisable for shares of common stock, including convertible preferred stock, convertible notes, stock options or warrants. The issuance of additional securities in the future will dilute the percentage ownership of then current stockholders.

Ownership of our common stock is highly concentrated.

Our executive officers, directors, and principal stockholders beneficially own an aggregate of approximately 89% of our outstanding common stock (see “Security Ownership of Certain Beneficial Owners and Management”). In particular, our largest stockholders (Lyle Hauser (directly and through Vantage (an entity he owns), Brian Dorr, and David Dorr) collectively beneficially own an aggregate of approximately 82% of our outstanding common stock. As a result, such principal stockholders will be able to exert significant control over the election of the members of our board of directors, our management, and our affairs, and other corporate transactions (such as mergers, consolidations, or the sale of all or substantially all of our assets) that are submitted to shareholders for approval, and their interests may differ from the interests of other stockholders.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus are not statements of historical fact and are forward-looking statements. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance. We may, in some cases, use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

These forward-looking statements reflect our management’s beliefs and views with respect to future events, are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in these forward-looking statements. We discuss many of these risks in greater detail in this prospectus under “Risk Factors.” Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable laws or regulations.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders of up to 3,763,636 shares of common stock by the selling stockholders.

The following table sets forth, based on information provided to us by the selling stockholders or known to us, the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission (the “SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer.

We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. Because the selling stockholders may offer all or any portions of the shares of common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock covered by this prospectus that will be held by the selling stockholders upon the termination of the offering.

Name of Selling Stockholder	Number of Shares Beneficially Owned Before the Offering	Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering (1)
Richard E. Ward	1,010,101	1,010,101	0	--
Advantage Life & Annuity SPC fbo ALIP 1704-1138	1,543,434	1,543,434	0	--
SYU Holdings LLC	1,010,101	1,010,101	0	--
Yad Zahav, LLC	50,000	50,000	0	--
JBM Investment, Inc.	100,000	100,000	0	--
Kirk Wiles	50,000	50,000	0	--

(1)	Based on 24,182,746 shares outstanding as of January 17, 2020 (including 750,000 shares that are subject to forfeiture under certain conditions (see “Employment Agreements”).

PLAN OF DISTRIBUTION

This prospectus includes 3,763,636 shares of common stock offered by the selling stockholders.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Pink or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The Company’s authorized capital stock consists of 700,000,000 shares of common stock, par value of $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s certificate of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The Company’s common stock has no pre-emptive rights, no conversion rights and there are no withdrawal provisions applicable to the Company’s common stock.

The Company’s articles of incorporation authorize the issuance of 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share, in one or more series, subject to any limitations prescribed by law, without further vote or action by the stockholders. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

DESCRIPTION OF BUSINESS

Overview

Coro Global Inc. is a Nevada corporation that was originally formed on November 1, 2005 when Bio-Solutions International, Inc. (“Bio-Solutions”) entered into an Agreement and Plan of Merger with OmniMed Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Bio-Solutions, OmniMed International, Inc. (“OmniMed”) and the shareholders of OmniMed. On January 17, 2006, OmniMed changed its name to MedeFile International, Inc. The Company’s business following the closing of this agreement was the sale of an Internet-enabled Personal Health Record (iPHR) system for gathering, digitizing, maintaining, accessing and sharing an individual’s medical records, and in connection therewith, providing a professional service specializing in HIPAA compliant retrieval, reproduction and release of information. Under this service, Company personnel went onsite to physicians’ offices weekly to reproduce the records requested by third parties.

In October 2017, the name of the Company was changed to Tech Town Holdings, Inc. to reflect a new business strategy centered on identifying and fostering new or early stage business opportunities being fueled by digital innovation.

Following close scrutiny of emerging business opportunities, coupled with evaluation of market trends, the Company determined that a more prudent strategy was to narrow its focus to financial technology, also known as Fintech. Effective March 2, 2018, the Company changed its name to Hash Labs Inc. and effective January 9, 2020, the Company changed its name to Coro Global Inc.

Products and Services

The Company is developing financial technology products and solutions that use distributed ledger technologies for improved security, speed, and reliability.

We have developed or are developing the following planned products:

1. Coro is a global money transmitter that will allow customers to send, receive, and exchange currencies. We will offer Coro through Coro Corp., a subsidiary of Coro Global Inc., which will operate pursuant to both Federal and State money transmission regulations. Coro Corp has already registered as a money service business with the US Treasury department and is in the process of filing for multiple state money transmission licenses throughout the US. Coro Corp. is already pursuing licensure in all U.S. States. Following licensure and launch in the US, the Company will pursue money transmission licenses in foreign countries such as Mexico and Canada. Coro’s technology facilitates money transmission and exchange with faster speeds, better security, and lower costs than existing options in the marketplace. At launch Coro will provide the ability to send, receive and exchange U.S. dollars and gold. The exchange rate between U.S. dollars and gold is transparent and set by the London Bullion Market Association and the global banks that are market makers in foreign currency exchange. Coro Corp. will operate as a money transmitter under 31 CFR § 1010.100(ff)(5)(i)(A) and will not market or sell investments in gold. The initial (MVP) development of Coro’s money transmission technology and mobile application functionality is now complete. Coro is now undergoing an intensive phase of integrations and testing. We anticipate commercial launch of Coro in the second quarter of 2020, subject to our determination, in consultation with legal counsel, that such launch will be in compliance with applicable securities law.

2. DLT Cloud - Our private permissioned DLT network provides an ultra-fast and highly secure solution for commercial clients. This DLT network will allow developers of distributed applications (“DApps”) to host their DApps at a much lower cost and to deploy their products to market much faster. The number of new DApps under development around the world is growing exponentially. DApps offer their customers more reliability, faster speeds and better security than traditional centralized apps hosted in co-located data centers. DLT Cloud has been speed tested to sync up to 500,000 data points into distributed consensus per second, surpassing current co-location data syncs by up to 2,000%. We anticipate that we will offer this product on a commercial basis to financial institutions and FinTech companies in the second half of 2020.

3. Financial Crime Risk Management (FCRM) platform – We believe there are currently two problems with anti-money laundering/know your customer (or AML/KYC) solutions. The first problem is that the laws and compliance regulations have increased faster than compliance officers have been able to respond. The result is a bottle-neck, slowing global financial transactions. Onboarding new clients of financial institutions is both complex and difficult. Once onboarded the ongoing monitoring of transactions for suspicious activity has become an even greater challenge. The technology industry has been rushing to provide solutions to meet compliance requirements. Unfortunately, most of the compliance solutions offered are fragmented and inefficient. Even the best solutions only excel at one element of the AML/KYC process. With this need in mind we are developing our FCRM platform, an integrated AML/KYC onboarding and transaction monitoring solution that provides an affordable and fully integrated compliance solution for compliance departments that meet the rigorous demands of government regulators, while supporting customers. We anticipate launching FCRM as a stand-alone product during the second half of 2020.

4. Identity Management System (IMS) is a self-sovereign identity (SSI) management solution for businesses, institutions and governments. The Identity and Access Management (IAM) industry is evolving and growing quickly thanks to new distributed ledger technologies. Our IMS solution will allow individuals or organizations to have sole ownership of their digital identities, and control over how their personal data is shared and used. This adds a layer of security and flexibility, allowing the identity holder to only reveal the necessary data for any given transaction or interaction. Strict new privacy laws such as the Global Data Protection Regulation (GDPR) in the EU are driving the development of self-sovereign identity solutions. Our IMS will be the first tool to manage self-sovereign identities built on DLT Cloud. We believe this solution will provide the highest levels of network security and speed. By using our IMS, our institutional customers will be able to provide their customers with a “portable” identity, by managing consent to access with other trusted parties. The element of consent assures that customers must agree to the sharing of their private information and can always elect to deny sharing or obscure specific access. Our IMS provides for a portable and interoperable identity solution established on a transparent system. Our IMS eliminates the friction and risks associated with transporting customers’ confidential identity information in a digitally connected world. Our IMS is currently integrated with the Coro architecture. We are developing a stand-alone version, which we anticipate will be ready for commercial launch in late 2020.

Coro Money Transmitter Business

Coro is a mobile application that will allow customers to send and receive U.S. dollars (USD) or gold (XAU). Coro will operate on a private permissioned network which insures the highest level of security and compliance.

In order to use Coro customers will be required to pass an identity verification and stringent anti-money laundering/know-your customer (or AML/KYC) check, to prevent bad actors from joining and assist in ensuring regulatory compliance. Our FCRM platform will manage onboarding, screening and monitoring of Coro’s customers.

Coro will provide its customers with the benefits of speed, security, transparency, and ease of use, as well as the opportunity to transact in dollars or gold on the fastest DLT on the market.

The Company believes Coro will solve the following two important problems:

●	The ability to send and receive funds faster, cheaper, more securely and across borders with ease. Current fees for sending payments from one country to another are in the double digits. Coro aims to lower the price of sending and receiving money, dramatically opening up financial services to a wider audience.

●	The ability to use gold as money has not existed in decades. Much like physical cash is disappearing because it became inconvenient to use in modern transactions, physical gold is also not convenient for everyday transactions. We believe Coro will solve this by allowing customers to send and receive gold as money. As a registered money service business and licensed money transmitter, Coro Corp will be required to maintain custody accounts for U.S. dollars (USD) and gold (XAU) on behalf of its customers.

Coro will maintain two custody accounts to facilitate the flow of funds. One custody account will be maintained by the independent vaulting custodian for storage of users’ physical gold. The Coro users’ gold will be fully insured at all times. The balance of the users’ custody account will be represented in XAU, the International Organization of Standardization’s currency code for gold. The second custody account will be a U.S. dollar account held at a FDIC insured US Bank. The balance of the U.S. dollar account will be represented in USD, the International Organization of Standardization’s currency code for U.S. dollars.

Customers who download the Coro app and pass the verification process will be able to:

●	Deposit US dollars (USD) into their Coro account. Under this process, customers fund their Coro USD account by entering their bank information in the mobile app and authorizing the transfer of the desired amount to our US banking custodian by ACH.

●	Exchange U.S. dollars (USD) for gold (XAU). Under this process, customers are able to exchange USD into XAU at the current XAU to USD global exchange rate plus Coro’s transaction fees. Coro processes the exchange through its gold dealer and the independent gold vaulting custodian.

●	Exchange gold (XAU) into U.S. dollars (USD). Under this process customers are able to exchange XAU into USD at the current global XAU to USD exchange rate plus, Coro’s transaction fees. Coro processes the exchange through its gold dealer and the independent gold custodian. US dollars received from the exchange are deposited back in Coro’s U.S. bank custody account held on behalf of the customer.

●	Gold (XAU) withdrawal. From time to time customers may wish to withdraw their gold from their Coro accounts. Coro’s customers will be able to select the amount for withdrawal, subject to a minimum of 1 XAU which equals 1 troy ounce of gold, and Coro will process the withdrawal through its gold dealer, who will ship the physical gold directly to Coro’s customers.

●	US Dollars (USD) withdrawal. From time to time customers may wish to withdraw their US dollars from their Coro account. Customers are required to connect a U.S. bank account at the time that they open their Coro account. Customers are able to transfer any or all of their US dollar funds in their Coro account back to their U.S. bank account at any time. This transfer is done by ACH and is transmitted by Coro’s U.S. bank custodian.

Coro operates as a licensed money transmitter company by allowing users of its mobile app to send and receive monetary value in two formats: U.S. dollars (USD) and physical gold.

Coro Process

The Coro platform will operate as follows:

●	Coro’s distributed ledger tracks and records the movements of gold and USD between the users and assures the integrity of the system. The Coro users’ gold ownership is recorded on the ledger, guaranteeing that the users’ account information is protected and always available to them and the gold vaulting custodian.

Both sender and receiver must enroll and complete an AML/KYC process to become users of the Coro app. A sender must first fund their USD account by transferring funds from their personal bank account to Coro’s custodial bank account via ACH.

●	To send USD, a user transmits from within the app to any other users of the Coro app.

●	To send gold, a user first exchanges USD held in its Coro account into gold. The user can then send gold via the mobile app to other Coro users. Coro has engaged a gold dealer to provide gold to Coro users. When users exchange USD into gold, the gold dealer delivers the purchased amount of gold to an insured gold vaulting custodian. The corresponding USD is transmitted from the Coro custodial bank account to the gold dealer. When funds are received by the gold dealer, Coro users acquire title to the asset.

●	Coro has arranged physical custody of the gold with an insured gold vault custodian. Coro manages administration and record keeping for transactions performed through the Coro app. Coro users and the gold vaulting custodian also have identical sets of the records so that in the event Coro were to cease operations for any reason there is clear title documentation for Coro users to arrange delivery of their gold from the gold vaulting custodian.

●	Coro acts as agent for the user in the purchase, sale and custody of the gold.

●	Physical gold purchased from the gold dealer and held by the gold vaulting custodian is a custodial asset for the user’s benefit in a “bailor / bailee” relationship. The Coro user (bailor) has ownership of the gold and the gold vaulting custodian (bailee) has authorized physical possession of the gold on the bailor’s behalf.

●	If a user decides to withdraw gold, the user sends an order to the gold dealer through the Coro app and gold is shipped to the user’s residence.

●	If a user decides to exchange gold into USD, the user sends an order to the gold dealer through the Coro app and the gold vaulting custodian moves the physical gold from the allocated gold custodial account to the gold dealer. At the same time, the gold dealer generates a USD transfer to the user via Coro’s USD custodial bank account.

Legal rights

Coro users will have direct ownership of their allocated gold as follows. Such gold ownership will be effected contractually through bailment with the vault custodian. Bailment is the act of placing property in the custody and control of another, by an agreement in which the holder (bailee) is responsible for the safekeeping and return of the property. In bailment law, ownership and possession of the gold are split and they merge at the moment of delivery. Coro’s users have a bailor/bailee relationship with the custodian for the storage of their physical gold. Coro users (bailors) have ownership of the gold and the gold vault custodian (bailee) has authorized possession of the gold.

Coro users will only buy allocated gold with direct ownership. Gold bars are allocated and identifiable for Coro users inside independent custody vault. The gold belongs to the users and is their absolute property. This is evidenced by:

●	Customer gold is neither an asset nor liability on Coro’s balance sheet;

●	The gold vaulting custody agreement is under bailment;

●	Payment of a custody fee (which has previously been decisive in proving the bailor/bailee relationship in law);

●	User’s gold in custody is fully insured for theft or loss (Lloyds of London)

●	Full allocation of Coro users’ property is documented each day by daily reconciliation and verified by the monthly custodial audit and quarterly independent 3rd-party audit;

●	All transactions and users’ balances are recorded on a distributed ledger which improves accuracy, transparency and security; and

●	Coro users can monitor the total weight of gold they own on the Coro mobile app in real time.

Coro Gold Ownership

When a Coro customer purchases gold through the Coro mobile payment application, the Coro user becomes the legal owner of the gold. Coro instantly routes gold purchase transactions through a gold dealer. Within the Coro app, customers’ dollars are exchanged for an equivalent amount of gold at the prevailing spot rate. Coro’s spot rate is derived from the CME and the LBMA, plus Coro’s fee. Gold purchased by the customer is identified and evidenced by a serial number, or otherwise identified and evidenced with a specific identifier in accordance with the methods used by the auditors of the independent gold vaulting custodian, such as with SKUs/bar codes, and then allocated within Coro’s custody account with the independent gold vaulting custodian. The independent vaulting custodian maintains a bailment arrangement with Coro’s customers, so that the customers have direct ownership of their gold at all times. The Coro customers gold is fully insured by the vaulting custodian. The vaulting custodian will have a daily record of each customer’s gold holdings. Allocated gold is, by definition, unencumbered. In the event of Coro’s dissolution or failure, Coro’s customers would not risk becoming creditors of the company since their ownership of their gold is direct. Coro and the independent vaulting custodian maintain an inventory list of the allocated customer gold which is updated in real time and reconciled daily. The Coro user’s gold inventory will be physically counted weekly and audited by an independent auditor on a quarterly basis. The customer’s gold ownership is also recorded, confirmed and evidenced on Coro’s accounting ledger and shared with the independent vaulting custodian. Coro and the gold vaulting custodian have the right of substitution within the allocated gold. Right of substitution means that when a customer withdraws their gold, Coro and the gold vaulting custodian may choose which gold to provide the customer, thus the serial number at purchase may be different than the serial number at withdrawal. Right of substitution makes the logistics of gold storage, deposit and withdrawal more pragmatic and is the primary method used for the independent safe custody of all commodities.

Government Regulation

In the US, Money Transmission activities are strictly regulated both at federal level by FinCEN and at the state level by financial institution regulators. Registration with FinCEN is mandatory for all money transmitters and state regulators impose strict requirements to obtain and maintain a license to operate in their jurisdiction. In addition, state regulations covering money transmission provide enhanced protections for the consumers in case of fraud or bankruptcy and require regular examination and review of licensees’ activities.

Coro Corp. is registered with and regulated by FinCEN, a bureau of the U.S. Department of the Treasury. FinCEN regulates Coro Corp. as both a Money Services Business (MSB)1 and a Dealer in Precious Metal. As a regulated financial institution, Coro Corp. must assess the money laundering risk involved in its transactions, and implement an anti-money laundering program to mitigate such risk. In addition, the company must comply with recordkeeping, reporting, and transaction monitoring requirements under FinCEN regulations.

Coro Corp. is in the process of obtaining individual money transmission licenses state-by-state where it will also be subject to state regulation. Due to its main office being located in the State of Florida, Coro filed an initial application for a Money Transmitter license (FT2) with the Florida Office of Financial Regulations on October 4, 2019. In addition to an application process that includes criminal and financial background checks on all officers and controlling parties of the company, licensed money transmitters are subjected to strict requirements such as providing annual audited financial statements, filing quarterly reports, and maintaining, at all times, a minimum net worth and a surety bond approved by the Commissioner.

The CFTC does not regulate Coro Corp. because Coro Corp. only transacts with physical gold in the spot market when buying or selling gold for its customers. The Commodity Exchange Act (CEA), grants the CFTC exclusive jurisdiction over the regulation of futures contracts, option contracts and leverage contracts, but this authority specifically does not extend to “deferred” or “forward” delivery contracts which are essentially “cash transactions providing for later delivery of the underlying commodity.”

To prevent fraud and illegal activities at Coro’s money transmission business, the Company plans to:

●	Ensure that no accounts for prospective Coro customers are activated until each new customer has undergone comprehensive Know Your Customer/Anti-Money Laundering screening;

●	Conduct routine security audits of its DLT environment; and

●	Implement other security measures, as necessary, to further support its diligence in this regard.

The Company has hired a chief compliance officer to develop and manage the Company’s compliance program.

Coro Revenue Model

We anticipate that Coro customers will be charged (i) a 0.5% annual custody and storage fee on their XAU balances, (ii) a 0.5% fee to exchange USD for XAU or exchange XAU for USD, (iii) a 0.5% fee for sending XAU to other Coro customers and (iv) a 0.5% (plus shipping and insurance) fee to exchange XAU for delivery of physical gold. We will collect and charge such fees from Coro customers.

Initial Precious Metals Dealer

On October 18, 2018, we entered into a master services agreement with Dillon Gage Incorporated of Dallas (“Dillon Gage”), a fully integrated precious metal wholesale company. Under the agreement, the Company and Dillon Gage agreed to collaborate on the launch, marketing and operation of Coro’s money transmission business.

Pursuant to our agreement with Dillon Gage, upon the launch of Coro’s money transmission business , (i) Coro Corp. will be responsible for the general management and operation of the Coro’s money transmission business, and (ii) Dillon Gage will (a) coordinate and manage the acquisition and deposit of physical gold in direct proportion to the Coro customers exchange of USD for XAU, (b) coordinate purchase and delivery of physical gold to the independent vaulting custodian, for custody on behalf of the Coro members, (c) coordinate the insurance, audit and custody of the physical gold, and (d) upon any withdrawal by a Coro customer, exchange the physical gold, transfer the withdrawal gold.

Coro Business Milestones

The Company began development of Coro’s mobile application, database, infrastructure and the associated distributed private permissioned network, the DLT Cloud in September of 2018. The Coro technology and DLT network (MVP) development process included 28 design and development stages, knowns as “sprints.” To date, all 28 MVP development sprints have been accomplished. Existing functionality includes: the onboarding and account activation process; identity verification; AML/KYC screening (which are also parts of our FCRM and IMS solutions); login and change passcode process; USD account funding and withdrawing; exchange of USD to XAU; and the exchange of XAU to USD. Coro’s distributed ledger network has already been activated with an initial 12 nodes. Testing and quality assurance are underway on the Coro mobile application and private permissioned node network. To date, the Company has paid more than $1,400,000 for the development of its private permissioned distributed ledger network and the Coro money transmission business. The Company anticipates during the first quarter of 2020, the Company will finalize testing and quality assurance in prelude to launching the Coro money transmission business. The Company anticipates that it will incur approximately $150,000 in testing and development costs associated with preparation for commercial launch of Coro mobile application, which the Company will pay from its working capital. Following the commercial launch of Coro in Q2 of 2020, we anticipate incurring approximately $180,000 additional costs to complete and launch both the FCRM and IMS as stand-alone products. The Company anticipates paying such expenses from its working capital.

The Company continues to rely upon both employees and contractors to develop and launch Coro. Coordination of the design and development has been led by the Company’s Chief Executive Officer, who has coordinated the Company’s technology development resources and team of consultants. The Company intends to increase its technology development team during 2020, as it continues to improve the functionality and performance of Coro, post launch.

Hashgraph License

Coro is built on a new generation of distributed ledger technology (DLT) utilizing the Hashgraph consensus algorithm, (“Hashgraph”). We believe Hashgraph is superior to the current generation of DLT. Hashgraph is owned by Swirlds, Inc., (“Swirlds”). In December 2018, we entered into a software license agreement with Swirlds to license Hashgraph.

DLT is disrupting and transforming existing markets in multiple industries. However, we believe there are five fundamental obstacles to be overcome before distributed ledger technologies can be widely accepted and adopted across every industry and geography. These obstacles are:

Performance: The technology is built on Hashgraph, which provides near-perfect efficiency in bandwidth usage and consequently can process upwards of 500,000 transactions per second. To put the speed of our network in perspective its estimated that Visa’s network handles approximately 35,000 transactions per second.

Security: Hashgraph achieves the highest standard for security in the field of distributed consensus: asynchronous Byzantine Fault Tolerance (aBFT). Other networks that use coordinators, leaders, or communication timeouts tend to be vulnerable to Distributed Denial of Service (DDoS) attacks against those vulnerable areas. Hashgraph is resilient to these types of attacks and achieves the theoretical limits of security. Achieving this level of security at scale is a fundamental advance in the field of distributed systems as it is the gold standard for security in this category.

Stability: Hashgraph relies on both technical and legal controls to ensure the stability of the networks. This system prevents forking and illegal modifications of the algorithm.

Regulatory Compliance: The Hashgraph technical framework includes an Opt-In Escrow Identity mechanism that gives customers a choice to bind verified identities to otherwise anonymous accounts, which is designed to provide governments with the oversight necessary to ensure regulatory compliance. This is optional, and each user will be able decide what kinds of credentials, if any, to reveal. Hashgraph intends to work with governments to provide the same level of protection in distributed public ledgers as is currently present in the financial system.

Hashgraph accomplishes being fair, fast, efficient, inexpensive, timestamped, and DoS resistant.

Our Hashgraph private-permissioned network provides the strongest foundation for Coro. We believe it will enable Coro to achieve unprecedented speed with fractional cost per transaction, all while maintaining bank-grade security.

Marketing and Sales Strategy

The Company’s target market for Coro consists of three groups: individuals, institutions and governments.

Initially, our marketing efforts will focus on individuals in U.S. states including Florida, Nevada and Texas, as well as states such as Utah, Wyoming, and Oklahoma where state laws recognize gold as money. Customers will have the choice of sending or receiving gold (XAU) or U.S. dollars (USD) or exchanging between the two currencies.

Eventually we will expand such marketing efforts to include institutional and governmental markets. Currently, the Company is analyzing key trends and related secondary information that will compliment and aid defining its market opportunities and customer needs.

Using a combination of qualitative and quantitative methods, the Company conducted an extensive research and discovery to set success metrics, recognize future growth initiatives, develop audience profiles, and assess the competition landscape and market conditions.

Under the Company’s marketing and sales strategy, the Company plans to take the following steps:

●	Engage highly rated and specialized branding, media, web design, and digital marketing agencies to work in synchrony with the in-house marketing team

●	Design a visual identity that can be easily activated across a variety of digital and media touchpoints;

●	Design and develop a website to serve as an education resource for media, influencers and general public and as a point of entry for customers; and

●	Develop, activate and execute integrated launch and growth marketing campaigns to reach key audiences for awareness and demand for the product.

The Company’s integrated marketing and sales strategy is divided in 2 phases:

Launch Strategy: Our launch strategy includes the following:

Our goal is to create a “surround sound” marketing campaign to reach and engage the target audience, build the contact list, as well as generate excitement and brand awareness before the launch. We plan to utilize:

●	Paid media (search engine ads, social media ads, display ads, sponsored content, geo-fencing);

●	Earned media (media, investor, blogger, influencer relations);

●	Shared media (advocates, partnerships, social media); and

●	Owned media (proprietary content strategically created and distributed)

We also plan to attend industry events, and to leverage key partnerships with Dillon Gage and Swirlds.

Growth Strategy: Our growth strategy in the development phase. Under our growth strategy, we will aim to secure sustainable growth of Coro’s customer base through viral methods, paid, earned, shared and owned media, effective customer service management, and seamless application onboarding.

Employees

As of January 17, 2020, we have 6 employees all of whom are full-time. We consider our relationship with our employees to be good.

Corporate Information

Our principal executive offices are located at 78 SW 7th Street, Miami, FL 33130, and our telephone number is 888-879-8896. Our website address is https://coro.global Information on our website is not part of this prospectus.

DESCRIPTION OF PROPERTY

We sub-lease, on a month-to-month basis under an arrangement with WeWork, office space located at 78 SW 7th Street, Miami, FL 33130. Our current monthly rent is approximately $1,200. We believe these facilities are suitable and adequate to meet our current business requirements.

LEGAL PROCEEDINGS

We are not party to any material legal proceedings, and our property is not the subject to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto appearing in this prospectus.

Overview

Coro Global Inc., a Nevada corporation, is a financial technology company that is developing products and solutions for global payments and the financial industry.

Results of Operations for the three months ended September 30, 2019 and 2018

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three months ended September 30, 2019 totaled $629,154, a decrease of $216,308 or approximately 26% compared to selling, general and administrative expenses of $845,462 for the three months ended September 30, 2018. During the three months ended September 30, 2019 legal expense and compensation to our Chief Executive Officer decreased significantly. During the three months ended September 30, 2019 the Company incurred stock compensation expense of $295,452 compared to $0 for the three months ended September 30, 2018 which was included in selling general and administrative expenses.

Development Expense

Development expenses for the three months ended September 30, 2019 totaled $184,021 compared to $423,317 for the three months ended September 30, 2018. The Company began to incur significant development expense for its planned Coro product in the third quarter of 2018.

Interest Expense

Interest expense on debentures for the three months ended September 30, 2019 and 2018, was $2,236 and $97,110, respectively. Interest expense during the three months ended September 30, 2018 included the amortization of $77,615 of beneficial conversion on convertible loans.

Net Loss

For the reasons stated above, our net loss for the three months ended September 30, 2019 was ($815,411) or ($0.04) per share, a decrease of $550,464 or 40%, compared to net loss of ($1,365,875), or ($0.06) per share, during the three months ended September 30, 2018.

Results of Operations for the nine months ended September 30, 2019 and 2018

Revenues

Revenues for the nine months ended September 30, 2019 totaled $0 compared to revenues of $12,981 during the nine months ended September 30, 2018. The decrease of $12,981 is related to the Company’s shift in business. We previously generated revenues from professional service specializing in HIPAA compliant retrieval, reproduction and release of information.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the nine months ended September 30, 2019 totaled $3,159,191, an increase of $671,732 or approximately 27% compared to selling, general and administrative expenses of $2,487,459 for the nine months ended September 30, 2018. During the nine months ended September 30, 2019 consulting fees increased significantly. During the nine months ended September 30, 2019 the Company incurred stock compensation expense and settlement of derivative liability of $391,522 and $0 compared to $1,996,137 and $6,088, respectively for the nine months ended September 30, 2018 which was included in selling general and administrative expenses.

Development Expense

Development expenses for the nine months ended September 30, 2019 totaled $890,695 compared to $423,317 for the nine months ended September 30, 2018. The Company began to incur significant development expense for its planned Coro product in the third quarter of 2018, which continued during the 2019 period.

Interest Expense

Interest expense on debentures for the nine months ended September 30, 2019 and 2018, was $17,211 and $619,262, respectively. Interest expense during the nine months ended September 30, 2018 included the amortization of $586,166 of beneficial conversion of convertible loans.

Other Expense

Loss on change in fair value of derivative liabilities for the nine months ended September 30, 2019 and 2018 was $0 and $6,088 respectively.

Net Loss

For the reasons stated above, our net loss for the nine months ended September 30, 2019 was ($4,067,097) or ($0.18) per share, an increase of $543,952 or 15%, compared to net loss of ($3,523,145), or ($0.26) per share, during the nine months ended September 30, 2018.

Results of Operations for the years ended December 31, 2018 and 2017

Revenues

Revenues for the year ended December 31, 2018 totaled $6,485 compared to revenues of $42,030 during the year ended December 31, 2017. The decrease of $35,545 is related to the Company’s shift in business. We previously generated revenues from professional service specializing in HIPAA compliant retrieval, reproduction and release of information.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2018 totaled $2,455,774, an increase of $1,976,755 or approximately 413% compared to selling, general and administrative expenses of $479,019 for the year ended December 31, 2017. During the year ended December 31, 2018 legal expense, consulting fees and compensation to our Chief Executive Office increased significantly. During the year ended December 31, 2017, the Company incurred expensed of $818,472 related to the impairment of the software application referred to as the Dino Might program.

Development Expense

Development expenses for the year ended December 31, 2018 totaled $962,063 compared to $0 for the year ended December 31, 2017. During the year ended December 31, 2018, the Company began the development of Coro’s global money transmission business.

Interest Expense

Interest expense on convertible debentures for the year ended December 31, 2018 and 2017, was $606,527 and $36,211 respectively. The increase was mainly due to the expense incurred with the beneficial conversion feature added to existing notes payable during the year ended December 31, 2018.

Other Expense

Loss on change in fair value of derivate liabilities for the year ended December 31, 2018 and 2017 was $6,088 and $6,839 respectively.

Net Loss

For the reasons stated above, our net loss for the year ended December 31, 2018 was ($4,023,967) or ($0.26) per share, an increase of $2,707,611, compared to net loss of ($1,316,356), or ($8.70) per share, during the year ended December 31, 2017.

Liquidity and Capital Resources

As of December 31, 2018, we had cash of $223,576, which compared to cash of $730 as of December 31, 2017. Net cash used in operating activities for the year ended December 31, 2018 was $1,653,420. Our current liabilities as of December 31, 2018 of $709,891 consisted of: $223,067 for accounts payable and accrued liabilities, net convertible debenture – related party of $85,829, deferred compensation of $300,395, note payable – related party of $100,000, and derivative liability of $0. From June 2018 to July 2018 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000. From August 2018 to September 2018, the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666. The investors included JMG Horseshoe, LLC, which purchased 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG Horseshoe, LLC is J. Mark Goode, who is the Company’s chief executive officer. A related party converted $484,651 of convertible notes, accrued interest and preferred stock into common stock. The Company repaid two related parties a total of $101,935

As of September 30, 2019, we had cash of $153,544, which compared to cash of $223,576 as of December 31, 2018. Net cash used in operating activities for the nine months ended September 30, 2019 was $1,719,434. Our current liabilities as of September 30, 2019 of $418,765 consisted of: $220,603 for accounts payable and accrued liabilities, and note payable – related party of $198,162. During the nine months ended September 30, 2019 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 320,000 shares of common stock, for a purchase price of $5.00 per share, and aggregate gross proceeds of $1,600,000. A related party advanced the Company $3,000 and was repaid $3,000. In February 2019, the Company issued a promissory note to Lyle Hauser (the Company’s largest stockholder) in the principal amount of $110,000 with an original issue discount of $10,000. The note has a 0% interest rate and had an original maturity date of March 31, 2019, which has been extended to March 31, 2020. Following the maturity date, the note bears a 9% annual interest rate until paid in full. In April 2019, the Company repaid $50,000 of a convertible loan to a related party and exchanged the remaining $50,000 into 10,000 shares of common stock valued at $50,000.

On October 23, 2019, the Company entered into and closed a securities purchase agreement with an accredited investor pursuant to which the Company issued and sold to the investor 50,000 shares of common stock for a purchase price of $250,000.

From November 13, 2019 to November 14, 2019, the Company entered into and closed securities purchase agreements with accredited investors pursuant to which the Company issued and sold an aggregate of 92,000 shares of common stock for an aggregate purchase price of $460,000.

From December 30, 2019 to January 17, 2020, the Company issued and sold to accredited investors an aggregate of 80,000 shares of common stock for a purchase price of $400,000.

We anticipate that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms, or at all. If we raise funds through the sale of common stock or securities convertible into common stock, it may result in substantial dilution to our then-existing stockholders.

Off Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Revenue Recognition

The Company had historically generated revenue from licensing the right to utilize its proprietary software for the storage and distribution of healthcare information to individuals and affinity groups. For revenue from product sales, the Company recognized revenue on four basic criteria which must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Stock-Based Compensation

The Company accounts for all compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.

Impairment of long-lived assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the asset’s carrying amount may not be recoverable. The Company conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” ASC 360-10-15 requires the Company to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

Recently Issued Accounting Pronouncements

There were various updated recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases, which amended current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard was effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our balance sheet.

Management does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

MARKET FOR AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted under the symbol “CGLO” on the OTC Pink tier of the OTC Markets. There is minimal trading activity in our common stock.

As of January 17, 2020, there were approximately 1,940 holders of record of our common stock.

Dividend Policy

The Company has never declared or paid any cash dividends on its common stock and does not expect to pay and any cash dividends for the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

In January 2019, the Company adopted the Company’s 2019 Equity Incentive Plan. 2,400,000 shares are available for awards under the plan. The plan was approved by the Company’s stockholders in February 2019.

The following table provides equity compensation plan information as of December 31, 2019:

Plan category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plan’s approved by security holders	—	$—	2,400,000
Equity compensation plans not approved by security holders	—	—
Total	—	$—	2,400,000

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table and biographical summaries set forth information, including principal occupation and business experience about our directors and executive officers:

Name	Positions	Age
J. Mark Goode	Chief Executive Officer, President and Chairman of Board of Directors	58
Niquana Noel	Chief Operating Officer, Director	38

J. Mark Goode has served as the Company’s the president, chief executive officer, and chairman of the board of directors, since May 18. 2018. Mr. Goode, a decorated former Captain in the United States Marine Corps, joined the Company from The Peninsula Group, LLC (“Peninsula”), an investment origination and management company focused on the life insurance settlement market, where he was the founder and Chief Executive Officer. During his 15-year tenure as Peninsula’s CEO, Mr. Goode’s team completed approximately 500 individual insurance investment transactions, representing more than $1 billion in life policy benefit value. Mr. Goode is also the founder and managing member of JMG Strategies, LLC, a Miami-based alternative investment management firm, and the founder of Life Premium Solutions, an independent insurance advisory firm that specializes in customized, innovative premium finance solutions for the advanced life insurance market. Mr. Goode has served as an elected member of the Board of Directors of the Life Insurance Settlement Association and previously served as the Association’s Vice President and as Chairman of its Political Action Committee. Mr. Goode was recognized in 2010 by Life Settlement Review as one of the “10 Most Influential Leaders” in the life settlement industry and previously, after eight years of military service, he was awarded the Navy Commendation Medal. Mr. Goode holds a Master of Arts Degree from The George Washington University. Mr. Goode’s business executive experience qualifies him to serve as a director of the Company.

Niquana Noel has served as the Company’s chief operating officer since May 18, 2018 and as a director of the Company since August 2013. Ms. Noel served as the Company’s chief executive officer and president from January 2014 to May 2018. Prior to serving in that capacity, Ms. Noel served as operations manager of the Company from 2008. Prior to joining the Company, Ms. Noel was the Executive Assistant to a Florida-based serial entrepreneur who had business interests ranging from the ownership and operation of cemeteries in Maryland, Virginia and Florida to the ownership and operation of exotic, high performance car dealerships and auto accessory businesses. Ms. Noel’s operational experience qualifies her to serve on the Company’s board of directors.

Corporate Governance

Board of Directors’ Term of Office

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified.

Committees of our Board of Directors

We have not established any committees, including an Audit Committee, a Compensation Committee or a Nominating Committee, or any committees performing similar functions. The functions of those committees are currently undertaken by Board of Directors as a whole.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the chair of the board of directors and chief executive officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to combine these roles. Mr. Goode has served as our chair and chief executive officer since May 2018. We believe it is in the best interest of the Company to have the chair and chief executive officer roles combined due to our small size and limited resources.

Our board of directors is primarily responsible for overseeing our risk management processes.  The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board of directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the board oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

No Family Relationships

There is no family relationship between any director and executive officer or among any directors or executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities during the last two completed fiscal years. The following information includes the dollar value of base salaries and certain other compensation, if any, whether paid or deferred.

Name and Position(s)	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Other ($)	Total Compensation ($)
J. Mark Goode	2019	128,000	-	2,156,622	-	2,284,622
Chief Executive Officer (1)(2)(3)	2018	60,000	-	300,395	-	360,395
Niquana Noel	2019	56,000	-	-	-	56,000
Chief Operating Officer, former Chief Executive Officer (4)	2018	15,000	-	-	-	15,000

(1)	Mr. Goode was appointed as our chief executive officer on May 18, 2018.

(2)	Mr. Goode received 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share). Under Mr. Goode’s employment agreement as in effect on December 31, 2018, after one year of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. As of December 31, 2018 the Company accrued $300,995 in accordance with ASC 718-10-55-65 for the portion earned as the terms of such an award do not establish an ownership relationship because the extent to which (or whether) the employee benefits from the award depends on something other than changes in the entity’s share price. Therefore, the awards should be accounted for as a liability award. ASC 718 requires that public companies measure share-based awards classified as liabilities at fair value at each reporting date. In accordance with 718-30-35-3, a public entity shall measure a liability award under a share-based payment arrangement based on the award’s fair value re-measured at each reporting date until the date of settlement. Compensation cost for each period until settlement shall be based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period. Through May 31, 2019 the date Mr. Goode’s employment agreement was amended as discussed below the Company recorded an additional expense of $1,861,170.

(3)	On May 31, 2019 the Company recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. The Company recorded $687,246 for the additional value of the common stock for the vesting of the award during the year ended December 31, 2019. As of December 31, 2019 the unvested amount of the awards was $337,798.

(4)	Ms. Noel resigned as chief executive officer in May 2018 and currently serves as the Company’s chief operating officer.

Employment Agreements

The Company entered into an employment agreement on May 18, 2018, with J. Mark Goode, the Company’s chief executive officer and on May 31, 2019, the Company entered and Mr. Goode entered in an amendment to the employment agreement. Pursuant to the employment agreement, as amended, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the board. Upon the execution of the employment agreement, Mr. Goode received 500,000 shares of common stock of the Company. Upon execution of the amendment, the Company issued to Mr. Goode and his designee 750,000 shares of common stock, and the Company will have no further obligation to issue to Mr. Goode shares under the employment agreement. Mr. Goode will be required to have such 750,000 shares returned to the Company as follows:

●	Mr. Goode will return 500,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2020 (the second anniversary of the agreement); and

●	Mr. Goode will return 250,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2021 (the third anniversary of the agreement).

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table sets forth our outstanding equity awards to our executive officers as of December 31, 2019.

OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
J. Mark Goode	-	-	-	$-	-	262,686	(1)	-	798,289	(1)	-

(1)	Calculated based on Mr. Goode’s employment agreement as in effect as of December 31, 2019.

Director Compensation

The Company did not pay any compensation to any director of the Company in 2019, for services as director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 17, 2020, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group.

The table lists applicable percentage ownership based on 24,182,746 shares of common stock outstanding as of January 17, 2020. In addition, the rules include shares of our common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable within 60 days of January 17, 2020. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Except as otherwise noted below, the address for persons listed in the table is c/o Hash Labs Inc., 78 SW 7th Street, Miami, FL 33130.

Name and address of beneficial owner	Number of shares of common stock beneficially owned		Percentage of common stock beneficially owned
Greater than 5% Stockholders:
Lyle Hauser 1005 Kane Course, Suite 207 Bay Harbor, FL 33154	9,355,157	(1)	38.7%
The Vantage Group Ltd. 1005 Kane Course, Suite 207 Bay Harbor, FL 33154	2,020,000		8.4%
David Dorr 936 SW 1st Ave, Ste 1072 Miami, FL 33130	6,043,434	(2)	25.0%
Brian Dorr 936 SW 1st Ave, Ste 1072 Miami, FL 33130	6,043,434	(3)	25.0%
Advantage Life & Annuity SPC FBO ALIP 1704-1138 5304 18 Forum Lane Camana Bay Grand Cayman 9006	1,543,434		6.4%
Directors and Executive Officers:
J. Mark Goode	1,583,333	(4)	6.5%
Niquana Noel	11,250		*
All Directors and Officers as a Group (2 persons)	1,594,583		6.6%

* Less than 1%.

(1)	Includes 2,020,000 shares owned by The Vantage Group Ltd. (“Vantage”), an entity owned by Mr. Hauser

(2)	Mr. Dorr’s beneficial ownership includes 1,543,434 shares held by Advantage Life & Annuity SPC fbo ALIP 1704-1138 9 (“Advantage Life”). Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

(3)	Mr. Dorr’s beneficial ownership includes 1,543,434 shares held by Advantage Life. Brian Dorr and David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company.

(4)	Includes 433,333 shares owned by JMG Horseshoe LLC. Mr. Goode is the managing member of JMG Horseshoe, LLC. Includes 750,000 shares that are subject to forfeiture under certain conditions (see “Employment Agreements).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Certain Relationships and Related Transactions

During the first quarter of 2018, the Company issued five promissory notes to Lyle Hauser (the Company’s largest stockholder) and The Vantage Group Ltd. (“Vantage”), an entity owned by Mr. Hauser, totaling $41,000 with an interest rate of 7%. The notes had maturity dates of four to 12 months from issuance.

On April 3, 2018, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.027.

Vantage sold a portion of its newly issued convertible note to David Dorr, and a portion of its newly issued convertible note to Brian Dorr. Mr. Brian Dorr and Mr. David Dorr are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life and has investment discretion over the account that holds the shares of the Company held by Advantage Life. On April 6, 2018, the Company issued 4,500,000 shares of common stock to David Dorr, and 4,500,000 shares of common stock to Brian Dorr, upon the conversion of convertible notes held by each in the amount of $121,500.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.0005. This note matured in October 2018 and was subsequently exchanged for a new note, as discussed below.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage and Mr. Hauser upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

During the year ended December 31, 2018 the Company repaid $16,715 of the convertible note.

On July 23, 2018, Niquana Noel, the Company’s chief operating officer, waived all compensation owed to her as of such date.

On August 7, 2018, Lyle Hauser waived accrued and unpaid interest on convertible debentures owed to him by the Company, in the amount of $19,999.

On August 15, 2018, the Company entered into a subscription agreement with JMG Horseshoe, LLC (“JMG”), pursuant to which the Company sold to JMG 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG is J. Mark Goode, who is the Company’s chief executive officer.

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,384 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,384. The new note had an original maturity date of March 31, 2019, which has been extended to March 31, 2020, and bears interest at the rate of 7% per year, due upon maturity.

On January 14, 2019 the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which has been extended to March 31, 2020, and bears interest at the rate of 7% per year, due upon maturity.

On February 28, 2019, the Company issued and sold an original issue discount promissory note, in the principal amount of $110,000, for a purchase price of $100,000, to Lyle Hauser. The note had an original maturity date of March 31, 2019, which has been extended to March 31, 2020, and does not bear interest prior to maturity. Subsequent to maturity, the note bears interest at the rate of 9% per year.

On April 24, 2019, the Company entered into a subscription agreement with Advantage Life, pursuant to which Advantage Life purchased from the Company 200,000 shares of the Company’s common stock for an aggregate purchase price of $1,000,000. The closing of the sale of the shares under the subscription agreement occurred on April 30, 2019. Brian Dorr and David Dorr, who are principal shareholders of the Company, are the owners and managing directors of Dorr Asset Management SEZC, which is the investment advisor to Advantage Life.

On April 12, 2019, the Company entered into and closed a subscription agreement with Vantage pursuant to which the Company sold to Vantage 10,000 shares of common stock for a purchase price of $50,000.

On April 12, 2019, the Company entered into an exchange agreement with Vantage pursuant to which Vantage exchanged a portion of an outstanding promissory note of the Company held by Vantage, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company.

On May 31, 2019, the Company entered into an amendment to its employment agreement with J. Mark Goode, the Company’s chief executive officer. See “Executive Compensation.”

Director Independence

Neither of our directors is independent as defined under Nasdaq Marketplace Rules.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. The SEC maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the registration statement, and such exhibits and schedules. The registration statement may be accessed at the SEC’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Sichenzia Ross Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of the Company Inc. as of and for the year ended December 31, 2017 included in this prospectus, have been audited by Malone Bailey, LLP, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The consolidated financial statements of the Company as of and for the year ended December 31, 2018 included in this prospectus, have been audited by Liggett & Webb, P.A., as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 Coro Global Inc.
(Formerly known as Hash Labs Inc.) Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets
Cash	$153,544	$223,576
Prepaid expenses	16,667	-
Total current assets	170,211	223,576

Equipment, net	8,817	9,715
Dino Might program	1,979	1,979
Total assets	$181,007	$235,270

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$220,603	$223,067
Deferred compensation	-	300,995
Note payable - related party	198,162	100,000
Convertible debenture, net - related party	-	85,829
Total current liabilities	418,765	709,891

Commitments and Contingencies (Note 6)	-	-

Stockholders’ deficit
Preferred stock, $.0001 par value: 10,000,000 shares authorized, 0 shares issued and outstanding on September 30, 2019 and December 31, 2018, respectively	-	-
Preferred stock Series C, $0.0001 par value: 7,000 shares designated 0 shares issued and outstanding on September 30, 2019 and December 31, 2018, respectively	-	-
Common stock, $.0001 par value: 700,000,000 shares authorized; 23,948,246 issued and 23,198,246 outstanding as of September 30, 2019 and 22,848,246 issued and outstanding as of December 31, 2018	2,320	2,285
Additional paid-in capital	38,102,451	33,798,526
Accumulated deficit	(38,342,529)	(34,275,432)
Total stockholders’ deficit	(237,758)	(474,621)
Total liabilities and stockholders’ deficit	$181,007	$235,270

The accompanying notes are an integral part of these condensed consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three months ended		For the Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenue	$-	$14	$-	$12,981

Operating expenses
Selling, general and administrative expenses	629,154	845,462	3,159,191	2,487,459
Development expense	184,021	423,317	890,695	423,317
Total operating expenses	813,175	1,268,779	4,049,886	2,910,776

Loss from operations	(813,175)	(1,268,765)	(4,049,886)	(2,897,795)

Other expenses
Interest expense	(2,236)	(97,110)	(17,211)	(619,262)
Change in fair value of derivative liabilities	-	-	-	(6,088)
Total other expenses	(2,236)	(97,110)	(17,211)	(625,350)

Net loss	$(815,411)	$(1,365,875)	$(4,067,097)	$(3,523,145)

Net loss per common share: basic and diluted	$(0.04)	$(0.06)	$(0.18)	$(0.26)

Weighted average common shares outstanding: basic and diluted	23,147,286	22,145,831	23,019,748	13,522,704

The accompanying notes are an integral part of these condensed consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Condensed Consolidated Statements of Changes in Stockholders’ Deficit

For the Three and Nine Months Ended September 30, 2019 and 2018

(Unaudited)

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance June 30, 2018	-	$-	19,961,378	$1,996	$32,265,481	$(32,408,735)	$(141,258)
Sale of common stock	-	-	2,886,868	289	1,533,045	-	1,533,334
Net loss	-	-	-	-	-	(1,365,875)	(1,365,875)
Balance September 30, 2018	-	$-	22,848,246	$2,285	$33,798,526	$(33,774,610)	$26,201

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance June 30, 2019	-	$-	23,148,246	$2,315	$37,557,004	$(37,527,118)	$32,201
Sale of common stock	-	-	50,000	5	249,995	-	250,000
Amortization of stock compensation	-	-	-	-	295,452	-	295,452
Net loss	-	-	-	-	-	(815,411)	(815,411)
Balance September 30, 2019	-	$-	23,198,246	$2,320	$38,102,451	$(38,342,529)	$(237,758)

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance December 31, 2017	7,000	$1	151,277	$15	$29,328,064	$(30,251,465)	$(923,385)
Forgiveness of accrued salary related party	-	-	-	-	239,000	-	239,000
Forgiveness of accrued interest related party	-	-	-	-	19,999	-	19,999
Extinguishment of derivative liability	-	-	-	-	25,494	-	25,494
Conversion of notes payable to common stock	-	-	17,950,000	1,795	482,855	-	484,650
Common stock issued for services	-	-	500,000	50	1,249,950	-	1,250,000
Beneficial conversion feature on debt	-	-	-		586,921	-	586,921
Conversion of notes payable and preferred stock to common stock	(7,000)	(1)	350,000	35	(34)	-	-
Sale of common stock	-	-	3,896,969	390	1,866,277	-	1,866,667
Net loss	-	-	-	-	-	(3,523,145)	(3,523,145)
Balance September 30, 2018	-	$-	22,848,246	$2,285	$33,798,526	$(33,774,610)	$26,201

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance December 31, 2018	-	$-	22,848,246	$2,285	$33,798,526	$(34,275,432)	$(474,621)
Sale of common stock	-	-	320,000	32	1,599,968	-	1,600,000
Common stock issued for services	-	-	20,000	2	99,998	-	100,000
Common stock issued for conversion of deferred compensation					2,162,408	-	2,162,408
Common stock issued for conversion of note payable	-	-	10,000	1	49,999	-	50,000
Amortization of stock compensation	-	-	-	-	391,552	-	391,552
Net loss	-	-	-	-	-	(4,067,097)	(4,067,097)
Balance September 30, 2019	-	$-	23,198,246	$2,320	$38,102,451	$(38,342,529)	$(237,758)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(4,067,097)	$(3,523,145)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	2,252,965	1,996,137
Amortization expense of debt discount	9,921	586,166
Reserve for bad debts	-	3,412
Depreciation	1,486	-
Amortization of prepaid expenses stock compensation	83,333
Change in derivative liability - convertible debentures	-	6,088
Changes in operating assets and liabilities
Merchant services reserve	-	(1,987)
Prepaid expenses	-	(38,659)
Accounts payable and accrued liabilities	-	70,289
Accrued interest - convertible debenture	-	9,984
Accrued interest - notes payable	-	6,267
Accounts payable and accrued liabilities	(42)	-
Net cash used in operating activities	(1,719,434)	(885,448)

Cash flows from investing activities
Purchase of computer software	(588)	-
Net cash used in investing activities	(588)	-

Cash flow from financing activities
Bank overdraft	-	(198)
Repayments on notes payable - related party	(50,000)	-
Proceeds from notes payable - related party	100,000	82,025
Proceeds from convertible note - related party	-	41,000
Proceeds from related party	3,000	-
Repayments to related party	(3,000)	(103,389)
Proceeds from issuance of common stock	1,600,000	1,866,667
Net cash provided by financing activities	1,650,000	1,886,105

Net increase in cash and cash equivalents	(70,022)	1,000,657
Cash and cash equivalents at beginning of period	223,576	730
Cash and cash equivalents at end of period	$153,554	$1,001,387

Supplemental disclosure of cash flow information:
Cash paid for interest	$961	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Conversion of Convertible debentures related party to non convertible	$88,241	$-
Reclassification of derivative liability to additional paid in capital	$2,162,408	$-
Common stock issued conversion for conversion of notes payable - related party	$50,000	$-
Common stock issued for prepaid consulting services	$100,000	$-
Debt discount due to beneficial conversion	$-	$586,921
Common stock issued from conversion of preferred stock	$-	$1
Common stock issued from conversion of debt and accrued interest	$-	$484,560
Forgiveness of accrued salary related-party	$-	$239,000
Forgiveness of accrued interest related-party	$-	$19,999
Extinguishment of derivative associated with related party note	$-	$25,494

The accompanying notes are an integral part of these condensed consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Notes to the Unaudited Condensed Consolidated Financial Statements

For The Three and Nine Months Ended September 30, 2019

NOTE 1 — BUSINESS, GOING CONCERN AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Hash Labs Inc., a Nevada corporation (the “Company”), have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete condensed consolidated financial statements. These unaudited condensed consolidated financial statements and related notes should be read in conjunction with the Company’s Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on April 11, 2019. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments that are of a normal recurring nature and which are necessary to present fairly the financial position of the Company as of September 30, 2019, and the results of operations and cash flows for the nine months ended September 30, 2019 and 2018. The results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Principle of Consolidation

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiary, Coro Corp., which was organized in the State of Nevada on September 14, 2018.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Nature of Business Operations

Effective January 9, 2020, Coro Global Inc. (formerly known as Hash Labs Inc.) (the “Company”) filed a certificate of amendment to its articles of incorporation, to change the name of the Company to Coro Global Inc.. is a Nevada corporation that was originally formed on November 1, 2005 when Bio-Solutions International, Inc. (“Bio-Solutions”) entered into an Agreement and Plan of Merger with OmniMed Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Bio-Solutions, OmniMed International, Inc. (“OmniMed”) and the shareholders of OmniMed. On January 17, 2006, OmniMed changed its name to MedeFile International, Inc. On September 14, 2018 the Company formed a wholly owned subsidiary Coro Corp. The Company is focused on dynamic global growth opportunities in the financial technology, or Fintech industry. The Company is developing products and technology solutions for global payments and the financial industry.

Going Concern

The accompanying financial statements have been prepared contemplating a continuation of the Company as a going concern. The Company reported a net loss of $4,067,097 for the nine months ended September 30, 2019.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The operating losses raise substantial doubt about the Company’s ability to continue as a going concern.

We will need to raise additional capital in order to continue operations. The Company’s ability to obtain additional financing may be affected by the success of its growth strategy and its future performance, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Company’s control. Additional capital may not be available on acceptable terms, or at all. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms.

Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These financial statements do not include any adjustments that might arise from this uncertainty.

Cash and Cash Equivalents

For purposes of these financial statements, cash and cash equivalents includes highly liquid debt instruments with maturity of less than three months.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. Currently our operating account is not above the FDIC limit.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company incurred no advertising costs for the three and nine months ended September 30, 2019 and 2018.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives being 3 years up to 5 years.

Depreciation/
Amortization
Asset Category	Period
Computer equipment	5 Years
Computer software	3 Years

Computer and equipment costs consisted of the following:

	September 30, 2019	December 31, 2018

Computer equipment	$9,964	$9,964
Computer software	588	-
Accumulated depreciation	(1,735)	(249)
Balance	$8,817	$9,715

Depreciation expense was $499, $1,486, $0 and $0, respectively for the three and nine months ended September 30, 2019 and 2018, respectively.

Revenue Recognition

The Company accounts for revenue in accordance with Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company did not recognize any cumulative-effect adjustment to retained earnings upon adoption as the effect was immaterial.

Fair Value of Financial Instruments

Cash and Equivalents, Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Impairment of Long Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. ASC 360-10 relates to assets that can be amortized and the life can be determinable. The Company reviews property and equipment and other long-lived assets for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases, which amended current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of this ASU did not have a material impact on our balance sheet.

Net Loss per Share

Basic and diluted loss per share amounts are computed based on net loss divided by the weighted average number of common shares outstanding. Convertible shares, if converted, totaling 0 and 299,815 common shares, respectively were not included in the computation of diluted loss per share because the assumed conversion and exercise would be anti-dilutive for the nine months ended September 30, 2019 and 2018.

Management Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Stock Based Compensation

The Company accounts for employee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company accounts for nonemployee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the earlier of a commitment date or completion of services based on the value of the award and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the measurement date.

Reclassifications

Certain 2018 balances have been reclassified in the 2019 financial statement presentation. The reclassification of accrued interest and cash overdrafts did not have any effect on the financial statements.

Recent Accounting Pronouncements

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

2. DEFERRED STOCK-BASED COMPENSATION - RELATED PARTY

Effective May 18, 2018, the Company appointed J. Mark Goode as the new President and Chief Executive Officer of the Company. He was also appointed a member and Chairman of the Board of Directors of the Company.

The Company entered into an employment agreement on May 18, 2018 with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the employment agreement, Mr. Goode received 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share). Pursuant to the initial terms of the employment agreement, after one year of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, the Company agreed to issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. As of December 31, 2018 the Company accrued $300,995 in accordance with ASC 718-10-55-65 for the portion earned as the terms of such an award do not establish an ownership relationship because the extent to which (or whether) the employee benefits from the award depends on something other than changes in the entity’s share price. Therefore, the awards should be accounted for as a liability award. ASC 718 requires that public companies measure share-based awards classified as liabilities at fair value at each reporting date. In accordance with 718-30-35-3, a public entity shall measure a liability award under a share-based payment arrangement based on the award’s fair value re-measured at each reporting date until the date of settlement. Compensation cost for each period until settlement shall be based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period.

On May 31, 2019, the Company entered into amendment no. 1 to the Company’s employment agreement with Mr. Goode. Pursuant to the amendment, the Company’s obligation to issue additional shares of common stock as compensation to Mr. Goode was amended, such that, the Company issued to Mr. Goode and his designee 750,000 shares of common stock upon execution of the amendment, and the Company will have no further obligation to issue to Mr. Goode shares under the employment agreement. Mr. Goode will be required to return such 750,000 shares to the Company as follows:

●	Mr. Goode will return 500,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2020 (the second anniversary of the agreement); and

●	Mr. Goode will return 250,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2021 (the third anniversary of the agreement).

On May 31, 2019 the Company recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. The Company recorded $294,452 and $391,552, respectively for the additional value of the common stock for the vesting of the award during the three and nine months ended September 30, 2019. As of September 30, 2019 the unvested amount of the awards was $633,250.

3. NOTES PAYABLE – RELATED PARTY

On July 15, 2016, the Company issued a 7% promissory note to a significant shareholder in the principal amount of $100,000. The note had an initial one-year term. On April 9, 2019, the maturity date of the note was extended to June 30, 2019.  On April 12, 2019, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”), which held the note, pursuant to which Vantage exchanged a portion of this note, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company. The Company repaid the remaining balance of $50,000. Vantage is owned by Lyle Hauser, the Company’s largest stockholder.

The changes in this note payable to related party are reflected in the following at September 30, 2019 and December 31, 2018:

	At September 30, 2019	At December 31, 2018
Note Payable	$-	$100,000
Accrued interest	$19,438	$17,688

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382. The new note had an original maturity date of March 31, 2019, which has been extended to December 31, 2019 (see Note 8), and bears interest at the rate of 7% per year, due upon maturity. Mr. Hauser is the Company’s largest stockholder. Accrued interest at September 30, 2019 amounted to $6,557.

On January 14, 2019 the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which has been extended to December 31, 2019 (see Note 8), and bears interest at the rate of 7% per year, due upon maturity. Accrued interest at September 30, 2019 amounted to $326.

On February 28, 2019, the Company issued a promissory note in the principal amount of $110,000 to Lyle Hauser with an original issue discount of $10,000, for a purchase price of $100,000. The note has a 0% interest rate until maturity and had an original maturity date of March 31, 2019, which has been extended to December 31, 2019 (see Note 8). Following the maturity date, the note bears a 9% annual interest rate until paid in full.

The Company evaluated the modification under ASC 470-50 and concluded the deletion of the conversion qualifies for debt modification which triggered debt extinguishment; however, there was no impact to the income statement as there was no unamortized discounts or other fees paid on the under the prior debt terms.

4. INTELLECTUAL PROPERTY

In September 2017, the Company entered into and closed an asset purchase agreement with Vantage. Pursuant to the asset purchase agreement, the Company purchased from Vantage a software application referred to as Dino Might and related intellectual property. As consideration for the purchase, the Company issued to Vantage 7,000 shares of newly created Series C Preferred Stock, valued at $820,451, and granted to Vantage a revenue sharing interest in the Dino Might asset pursuant to which the Company agreed to pay to Vantage, for the Company’s 2017 fiscal year and the following nine years, 30% of the revenue generated by the Dino Might asset. In 2017 the Company recognized an impairment loss of $818,472, on the transaction based on the future discounted cash flows over the next three years. As of September 30, 2019, the Dino Might asset balance was $1,979.

Intellectual property is stated at cost. When retired or otherwise disposed, the related carrying value and accumulated amortization are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred.

5. EQUITY

On September 29, 2017, the Company filed a Certificate of Designation of Series C Preferred Stock with the Secretary of State of Nevada (the “Series C Certificate of Designation”). The Company authorized 7,000 shares of preferred stock as Series C Preferred Stock. The Company issued 7,000 shares of Series C Preferred Stock on September 29, 2017. All outstanding shares of Series C Preferred Stock were converted to common stock in April 2018. No shares of Series C Preferred Stock are outstanding as of September 30, 2019 and December 31, 2018, and no such shares may be re-issued.

On April 12, 2019, the Company entered into an exchange agreement with Vantage pursuant to which Vantage exchanged a portion of an outstanding promissory note of the Company held by Vantage, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company.

During the nine months ended September 30, 2019 the Company sold a total of 320,000 shares of common stock in private placements for $1,600,000 ($5.00 per share).

On May 3, 2019, the Company issued 20,000 shares of common stock valued at $100,000 ($5.00 per share) fair market value, pursuant to an investor relations agreement, and agreed to pay $2,500 per months for a variety of services, including investor and public relations assessment, marketing surveys, investor support, and strategic business planning. The agreement had an initial term of six months, and renewed automatically for one additional six month term. In August 2019 the agreement was amended such that no additional compensation will be owed for the renewal term.

On May 31, 2019, the Company entered into amendment no. 1 to the Company’s employment agreement with J. Mark Goode, the Company’s chief executive officer and director. Pursuant to the amendment, the Company’s obligation to issue additional shares of common stock as compensation to Mr. Goode was amended, such that, the Company issued to Mr. Goode and his designee 750,000 shares of common stock upon execution of the amendment, and the Company will have no further obligation to issue to Mr. Goode shares under the employment agreement. Mr. Goode will be required to return such 750,000 shares to the Company as follows:

●	Mr. Goode will return 500,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2020 (the second anniversary of the agreement); and

●	Mr. Goode will return 250,000 of such shares to the Company if he is not serving as chief executive officer of the Company pursuant to the employment agreement as of May 17, 2021 (the third anniversary of the agreement).

On May 31, 2019 the Company recorded the reclassification of the derivative liability of $2,162,408 for the issuance of these share to additional paid in capital and common stock. The Company recorded $294,452 and $391,552 for the additional value of the common stock for the vesting of the award during the three and nine months ended September 30, 2019. As of September 30, 2019 the unvested amount of the awards was $633,250.

6. COMMITMENTS AND CONTINGENCIES

From June 29, 2018 to September 11, 2018, the Company entered into a series of statement of work agreements with Best Innovation Group, Inc. (“BIG”) to provide consulting services to the Company. The statement of work agreements were entered into in connection with a professional services agreement the Company entered into with BIG dated May 1, 2018, under which all services performed by BIG are to be documented in a statement of work agreement. The Company agreed to reimburse BIG at a rate of $200 per hour. Under a statement of work agreement executed on July 26, 2018, the total cost to the Company was $716,272 of which $238,757 was due on the date of the agreement, $238,757 was due on November 15, 2018 and the remaining amount was paid in July 2019. On September 11, 2018, the Company entered into a statement of work agreement with BIG, under which BIG was engaged to provide SOC 2 gap remediation and audit services. Under this statement of work agreement, $70,000 was due and paid upon execution of the agreement, and $90,000 was due and paid from December 1, 2018 through March 1, 2019.

On August 3, 2018 the Company entered into a master services agreement with REQ a Washington, DC-based creative and digital marketing agency, pursuant to which the Company engaged REQ to develop a branding and digital marketing strategy. As of September 30, 2019, REQ has completed its engagement with the Company and the Company owes $17,000 to REQ.

In December 2018, we entered into a software license agreement with Swirlds to license Hashgraph for the Coro platform. The Company is obligated to pay a first year licensing fee of $225,000 which will be due to prior to launch of the Coro product and a fee for additional nodes at $3,000 per node. In addition the Company is required to pay a 10% transaction fee for account holders on the Swirlds Customer Network. The agreement automatically renews for an additional one year and the fees may not increase more than 1%.

On September 20, 2019 the Company entered into an engagement agreement with MP Partners, LTD. (“MP Partners”) under which the Company engaged MP Partners to act as a finder outside the United States. As consideration the Company agreed to the following:

(i)	Cash Compensation Fees:
(ii)	A success fee for debt and/or equity capital raised by MP Partners on behalf of Company subject to the following fee structure:
a.	6% of the amount for any capital raised up to $10,000,000
b.	5% of the amount for any capital raised over $10,000,000
(iii)	Restricted Stock:

The Company also agreed to issue to MP Partners a number of shares of common stock equal to 2% of the number of shares purchased by investors for which the Company owes to MP Partners a success fee under the agreement.

7. RELATED PARTY

On July 15, 2016, the Company issued an unsecured 7% promissory note to a significant shareholder in the amount of $100,000. The note had an initial one-year term. On April 9, 2019, the maturity date of the note was extended to June 30, 2019. On April 12, 2019, the Company entered into an exchange agreement with Vantage, which held the note, pursuant to which Vantage exchanged a portion of this note, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company. The Company repaid the remaining balance of $50,000.

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,382 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,382. The new note had an original maturity date of March 31, 2019, which has been extended to December 31, 2019, and bears interest at the rate of 7% per year, due upon maturity. Accrued interest at September 30, 2019 amounted to $6,557.

On January 14, 2019 the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which has been extended to December 31, 2019, and bore interest at the rate of 7% per year, due upon maturity. Accrued interest at September30, 2019 amounted to $326.

On February 28, 2019, the Company issued a promissory note in the principal amount of $110,000 to Lyle Hauser with an original issue discount of $10,000, for a purchase price of $100,000. The note has a 0% interest rate until maturity and had an original maturity date of March 31, 2019, which has been extended to December 31, 2019. Following the maturity date, the note bears a 9% annual interest rate until paid in full.

8. SUBSEQUENT EVENTS

On October 1, 2019, the Company entered into an amendment to promissory notes held by Lyle Hauser, consisting of (i) a promissory note, dated on or about January 14, 2019, in the original principal amount of $70,384, as amended by amendment No. 1 thereto, dated April 9, 2019, and amendment No. 2 thereto, dated July 3, 2019, and (ii) an original issue discount promissory note, dated on or about February 28, 2019, in the original principal amount of $110,000, as amended by amendment No. 1 thereto, dated April 9, 2019, and amendment No. 2 thereto, dated July 3, 2019. The amendment extended the maturity dates of the notes from September 30, 2019 to December 31, 2019.

On October 1, 2019, the Company entered into an amendment to promissory notes held by Vantage consisting of (i) a promissory note, dated on or about January 14, 2019, in the original principal amount of $17,780, as amended by amendment No. 1 thereto, dated April 9, 2019, and amendment No. 2 thereto, dated July 3, 2019, and (ii) a promissory note, issued on or about July 15, 2016, in the original principal amount of $100,000, as amended by amendment No. 1 thereto, dated April 9, 2019, and amendment No. 2 thereto, dated July 3, 2019. The amendment extended the maturity dates of the notes from September 30, 2019 to December 31, 2019.

On October 13, 2019, the Company entered into a letter agreement with Spartan Capital Securities, LLC (“Spartan Capital”), pursuant to which the Company engaged Spartan Capital as its exclusive placement agent, on a best efforts basis, for a period of one year, provided that, following an initial period of 180 days, either party may terminate the engagement upon 30 days’ prior written notice. Pursuant to the agreement, the Company agreed to pay Spartan Capital a cash fee of 7% of the gross proceeds from any investor in any equity or equity-linked financing, or 3.5% from any non-convertible debt facility or committed line of credit during the term, subject to certain exceptions for investors sourced from the Company’s existing relationships. The Company also agreed to issue to Spartan Capital, for any transaction for which Spartan Capital will be owed a cash fee, a number of warrants equal to 3.5% of the gross proceeds paid for any equity or equity-linked securities issued by the Company, divided by the price per share of common stock in the offering (or conversion price in the event of the sale of securities convertible into common stock), or 3.5% of the face value of any nonconvertible debt facility or committed line of credit, including any undrawn amounts, divided by an amount equal to 110% of the volume weighted average price of the common stock for the 10-day period immediately preceding the closing of the transaction.

On October 23, 2019, the Company entered into and closed a securities purchase agreement with an accredited investor pursuant to which the Company issued and sold to the investor 50,000 shares of common stock for a purchase price of $250,000.

On October 23, 2019, the Company issued to a consultant 12,500 shares of common stock pursuant to a consulting agreement.

From November 13, 2019 to November 14, 2019, the Company entered into and closed securities purchase agreements with accredited investors pursuant to which the Company issued and sold an aggregate of 92,000 shares of common stock for an aggregate purchase price of $460,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Hash Labs, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Hash Labs, Inc. (the Company) as of December 31, 2018, and the related statements of income, comprehensive income, stockholders’ deficit, and cash flows for the year ended and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 in the financial statements, the Company has a net loss of $4,023,967, an accumulated deficit of $34,275,342 and a working capital deficit of $486,315. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb, P.A.

Liggett & Webb, P.A.

Certified Public Accountants

We have served as the Company’s auditor since 2019.

Boynton Beach, Florida

April 11, 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Coro Global Inc. (formerly Hash Labs, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Hash Labs, Inc. and its subsidiary (collectively, the “Company”) as of December 31, 2017, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We served as the Company’s auditor from 2016 through 2019.

Houston, Texas

May 10, 2018

Coro Global Inc.

(Formerly known as Hash Labs Inc.)

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
Assets
Current assets
Cash	$223,576	$730
Merchant services reserve	-	2,938
Total current assets	223,576	3,668

Equipment, net	9,715	-
Dino Might program	1,979	1,979
Total assets	$235,270	$5,647

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$223,067	$282,849
Bank overdraft	-	1,577
Deferred compensation	300,995	-
Note payable - related party	100,000	606,145
Convertible debenture, net - related party	85,829	19,055
Derivative liability convertible note	-	19,406
Total current liabilities	709,891	929,032

Commitments and Contingencies (Note 9)	-	-

Stockholders’ deficit
Preferred stock, $.0001 par value: 10,000,000 authorized, no shares issued and outstanding on December 31, 2018 and December 31, 2017, respectively	-	-
Preferred stock Series C, $0.0001 par value: 7,000 authorized, 0 and 7,000 shares issued and outstanding on December 31, 2018 and December 31, 2017, respectively	-	1
Common stock, $.0001 par value: 700,000,000 authorized; 22,848,246 and 151,277 shares issued and outstanding on December 31, 2018 and December 31, 2017, respectively	2,285	15
Additional paid-in capital	33,798,526	29,328,064
Accumulated deficit	(34,275,432)	(30,251,465)
Total stockholders’ deficit	(474,621)	(923,385)
Total liabilities and stockholders’ deficit	$235,270	$5,647

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Consolidated Statements of Operations

	For the years ended
	December 31,
	2018	2017
Revenue	$6,485	$42,030

Operating expenses
Selling, general and administrative expenses	2,455,774	479,019
Amortization expenses	-	5,614
Development expense	962,063	-
Impairment of Dino Might Program	-	818,472
Write off of Domain names	-	12,231
Total operating expenses	3,417,837	1,315,336

Loss from operations	(3,411,352)	(1,273,306)

Other expenses
Interest expense	(606,527)	(36,211)
Change in fair value of derivative liabilities	(6,088)	(6,839)
Total other expenses	(612,615)	(43,050)

Net loss	$(4,023,967)	$(1,316,356)

Net loss per common share: basic and diluted	$(0.26)	$(8.70)

Weighted average common shares outstanding: basic and diluted	15,650,460	151,277

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Consolidated Statements of Cash Flows

	For the years ended
	December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(4,023,967)	$(1,316,356)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	1,550,995	-
Amortization expense of debt discount	586,921	5,614
Impairment of Dino Might Program	-	818,472
Write off of Domain names	-	12,231
Change in derivative liability	-	6,839
Depreciation	249	-
Change in derivative liability - convertible debentures	6,088	-
Changes in operating assets and liabilities
Merchant services reserve	2,938	-
Accrued interest - convertible debenture	5,387	1,768
Accrued interest - note payable	17,688	34,443
Accounts payable and accrued liabilities	200,281	159,924
Net cash used in operating activities	(1,653,420)	(277,065)

Cash flows from investing activities
Purchase of Equipment	(9,964)	-
Cash paid for Domain names	-	(17,845)
Net cash used in investing activities	(9,964)	(17,845)

Cash flow from financing activities
Bank overdraft	(1,577)	1,577
Repayments on notes payable - related party	(101,935)	(4,330)
Proceeds from notes payable - related party	82,075	285,275
Proceeds from convertible note - related party	41,000	-
Proceeds from issuance of common stock	1,866,667	-
Net cash provided by financing activities	1,886,230	282,522

Net increase (decrease) in cash and cash equivalents	222,846	(12,388)
Cash and cash equivalents at beginning of period	730	13,118
Cash and cash equivalents at end of period	$223,576	$730

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,285	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Debt discount due to beneficial conversion	$586,921	$-
Common stock issued from conversion of preferred stock	$1	$-
Common stock issued from conversion of debt and accrued interest	$484,650	$-
Forgiveness of accrued salary related-party	$239,000	$-
Forgiveness of accrued interest related-party	$19,999	$-
Extinguishment of derivative	$25,494	$-
Purchase from related party of Dino Might program with preferred stock issuance	$-	$820,451
Adjustment for fractional shares issued due to reverse split	$-	$1
Expenses paid by Director	$-	$3,200

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Consolidated Statements of Changes in Stockholders’ Deficit

For the Years Ended December 31, 2018 and 2017

	Preferred Series C		Common Stock		Additional
	Shares	Par	Shares	Par	Paid-in	Accumulated
	Outstanding	Amount	Outstanding	Amount	Capital	Deficit	Total
Balance December 31, 2016	-	$-	143,780	$14	$28,507,615	$(28,935,109)	$(427,480)
Preferred shares series C issued for purchase of intangible asset	7,000	1	-	-	820,450	-	820,451
Shares issued for fractional shares from stock split	-	-	7,497	1	(1)	-	-

Net loss	-	-	-	-	-	(1,316,356)	(1,316,356)
Balance December 31, 2017	7,000	$1	151,277	$15	$29,328,064	$(30,251,465)	$(923,385)

Foregivenss of accrued salary related party	-	-	-	-	239,000	-	239,000
Foregivenss of accrued interest related party	-	-	-	-	19,999	-	19,999
Extingishment of derivative liability	-	-	-	-	25,494	-	25,494
Conversion of notes payable to common stock	-	-	17,950,000	1,795	482,855	-	484,650
Common stock issued for services	-	-	500,000	50	1,249,950	-	1,250,000
Beneficial conversion feature on debt	-	-	-	-	586,921	-	586,921
Conversion of notes payable and preferred stock to common stock	(7,000)	(1)	350,000	35	(34)	-	-
Sale of common stock	-	-	3,896,969	390	1,866,277		1,866,667
Net loss	-	-	-	-	-	(4,023,967)	(4,023,967)
Balance December 31, 2018	-	$-	22,848,246	$2,285	$33,798,526	$(34,275,432)	$(474,621)

The accompanying notes are an integral part of these consolidated financial statements.

Coro Global Inc.

(Formerly known as Hash Labs Inc.) Notes to the Consolidated Financial Statements

For The Years Ended December 31, 2018 and 2017

NOTE 1 — BUSINESS, GOING CONCERN AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements present the balance sheets, statements of operations, changes in stockholder’s deficit and cash flows of the Company. The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

Principle of Consolidation

The accompanying financial statements present on a consolidated basis the accounts of the Company and its wholly owned subsidiary, Coro Corp., which was organized in the State of Nevada on September 14, 2018. The Company is developing a financial technology, or Fintech, solution using a Hashgraph digital ledger.

All significant intercompany accounts and transactions have been eliminated in consolidation.

 Nature of Business Operations

Effective January 9, 2020, Coro Global Inc. (formerly known as Hash Labs Inc.) (the “Company”) filed a certificate of amendment to its articles of incorporation, to change the name of the Company to Coro Global Inc.. is a Nevada corporation that was originally formed on November 1, 2005 when Bio-Solutions International, Inc. (“Bio-Solutions”) entered into an Agreement and Plan of Merger with OmniMed Acquisition Corp., a Nevada corporation and a wholly-owned subsidiary of Bio-Solutions, OmniMed International, Inc. (“OmniMed”) and the shareholders of OmniMed. On January 17, 2006, OmniMed changed its name to MedeFile International, Inc. The Company’s business following the closing of this agreement was the sale of an Internet-enabled Personal Health Record (iPHR) system for gathering, digitizing, maintaining, accessing and sharing an individual’s medical records, and in connection therewith, providing a professional service specializing in HIPAA compliant retrieval, reproduction and release of information. Under this service, Company personnel went onsite to physicians’ offices weekly to reproduce the records requested by third parties.

In October 2017, the name of the Company was changed to Tech Town Holdings, Inc. to reflect a new business strategy centered on identifying and fostering new or early stage business opportunities being fueled by digital reinvention and innovation. To that end, our business-building platform was segmented into six categories, for which we planned to advance numerous technology development projects.

Following close scrutiny of emerging business opportunities, coupled with evaluation of market trends, the Company determined that a more prudent strategy was to narrow its focus. The Company has since concentrated its focus on dynamic global growth opportunities in the financial technology, or Fintech industry, with an emphasis on emerging Blockchain or distributed ledger technology (“DLT”). Effective March 2, 2018, the Company changed its name to Hash Labs Inc. The Company is developing its first Fintech solution using Hashgraph digital ledger technology, or DLT, which the Company intends to be a mobile application that will convert gold into a price-stable, scalable and 100% backed by physical gold cryptocurrency asset.

Going Concern

The accompanying financial statements have been prepared contemplating a continuation of the Company as a going concern. The Company has reported a net loss of $4,023,967 for the year ended December 31, 2018 and has negative working capital of $486,315 as of December 31, 2018.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The operating losses and working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to obtain additional financing depends on the success of its growth strategy and its future performance, each of which is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond the Company’s control.

We will need to raise additional capital in order to continue operations. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms.

Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail or cease our operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence. These financial statements do not include any adjustments that might arise from this uncertainty.

Cash and Cash Equivalents

For purposes of these financial statements, cash and cash equivalents includes highly liquid debt instruments with maturity of less than three months.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. Currently our operating account is not above the FDIC limit.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred. The Company incurred no advertising costs for the years ended December 31, 2018 and 2017.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company records net deferred tax assets to the extent the Company believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. A valuation allowance is established against deferred tax assets that do not meet the criteria for recognition. In the event the Company were to determine that it would be able to realize deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

The Company follows the accounting guidance which provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized initially and in subsequent periods. Also included is guidance on measurement, recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Property and Equipment

Property and equipment are stated at cost. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized and depreciated over their estimated useful lives being 3 years up to 10 years.

Depreciation/
Amortization
Asset Category	Period
Computer equipment	5 Years

Computer and equipment costs consisted of the following:

December 31, 2018

Computer equipment	$9,964
Accumulated depreciation	(249)
Balance	$9,715

Depreciation expense was $249 and $0 for the years ended December 31, 2018 and 2017, respectively.

Revenue Recognition

The Company recognizes revenue from product sales to customers, distributors and resellers when products that do not require further services or installation by the Company are shipped, when there are no uncertainties surrounding customer acceptance and when collectability is reasonably assured. Cash received by the Company prior to shipment is recorded as deferred revenue. Sales are made to customers under terms allowing certain limited rights of return and other limited product and performance warranties for which provision has been made in the accompanying financial statements.

Amounts billed to customers in sales transactions related to shipping and handling, represent revenues earned for the goods provided and are included in net sales. Costs of shipping and handling are included in cost of products sold.

The Company accounts for revenue in accordance with Topic 606 which was adopted at the beginning of fiscal year 2018 using the modified retrospective method. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company did not recognize any cumulative-effect adjustment to retained earnings upon adoption as the effect was immaterial. The adoption of these standards did not have a material impact on the Company’s statements of operations during the year ended December 31, 2018.

Fair Value of Financial Instruments

Cash and Equivalents, Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurements).

Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The application of the three levels of the fair value hierarchy under Topic 820-10-35 to our assets and liabilities as of December 31, 2018 and December 31, 2017 are described below:

	Fair Value Measurements
	Level 1	Level 2	Level 3	Total
December 31, 2018:
Liabilities
Derivative Liabilities	$-	$-	$-	$-
Total	$-	$-	$-	$-

December 31, 2017:
Liabilities
Derivative Liabilities	$-	$-	$19,406	$19,406
Total	$-	$-	$19,406	$19,406

Derivative liability as of December 31, 2018 was $0, compared to $19,406 as of December 31, 2017.

Impairment of Long Lived Assets

In accordance with Accounting Standards Codification (“ASC”) 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. ASC 360-10 relates to assets that can be amortized and the life can be determinable. The Company reviews property and equipment and other long-lived assets for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset’s carrying amount to future undiscounted net cash flows the assets are expected to generate. Cash flow forecasts are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the assets or their fair values, whichever is more determinable. At December 31, 2017, the Company determined there was an impairment on the Domain Name assets. As a result, an impairment was recorded in the amount of $12,231. Additionally, an impairment was recognized for the Dino Might program in the amount of $818,422. The impairment on both assets was due to limited to no cash flow expected to be generated.

Net Loss per Share

Basic and diluted loss per share amounts are computed based on net loss divided by the weighted average number of common shares outstanding. Convertible shares, if converted, totaling 145,712,968 and 4,563 common shares, respectively were not included in the computation of diluted loss per share because the assumed conversion and exercise would be anti-dilutive for the year ending December 31, 2018 and 2017.

Management Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Stock Based Compensation

The Company accounts for employee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Company accounts for nonemployee compensation related to stock, options or warrants using a fair value-based method whereby compensation cost is measured at the earlier of a commitment date or completion of services based on the value of the award and is recognized over the service period. The Company uses the Black-Scholes pricing model to calculate the fair value of options and warrants issued to both employees and non-employees. Stock issued for compensation is valued using the market price of the stock on the measurement date.

Reclassifications

Certain 2017 balances have been reclassified in the 2018 financial statement presentation. The reclassification of accrued interest did not have any effect on the financial statements.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which will amend current lease accounting to require lessees to recognize (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. ASU 2016-02 does not significantly change lease accounting requirements applicable to lessors; however, certain changes were made to align, where necessary, lessor accounting with the lessee accounting model. This standard will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently reviewing the provisions of this ASU and determining the impact on our results of operations, cash flows or financial condition.

All other newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

2. DEFERRED STOCK-BASED COMPENSATION - RELATED PARTY

On May 18, 2018, the Company appointed Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company.

The Company entered into an employment agreement on May 18, 2018 with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the employment agreement, Mr. Goode received 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share). After one year of employment by the Company as the Chief Executive Officer, the Company will issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; after two years of employment by the Company as the Chief Executive Officer, the Company will issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance; and after three years of employment by the Company as the Chief Executive Officer, the Company will issue to Mr. Goode additional shares of common stock of the Company equal to 1% of the outstanding shares of the Company at the time of such issuance. As of December 31, 2018 the Company accrued $300,995 in accordance with ASC 718-10-55-65 for the portion earned as the terms of such an award do not establish an ownership relationship because the extent to which (or whether) the employee benefits from the award depends on something other than changes in the entity’s share price. Therefore, the awards should be accounted for as a liability award. ASC 718 requires that public companies measure share-based awards classified as liabilities at fair value at each reporting date. In accordance with 718-30-35-3, a public entity shall measure a liability award under a share-based payment arrangement based on the award’s fair value re-measured at each reporting date until the date of settlement. Compensation cost for each period until settlement shall be based on the change (or a portion of the change, depending on the percentage of the requisite service that has been rendered at the reporting date) in the fair value of the instrument for each reporting period.

3. NOTES PAYABLE — RELATED PARTY

During the year ended December 31, 2016, the Company entered into eight unsecured 7% Promissory Notes with a significant shareholder totaling $222,000. During the year ended December 31, 2017, the Company entered into seventeen additional unsecured 7% Promissory Notes totaling $215,500. The notes mature four to twelve months from issuance and total $437,500. As of December 31, 2017, $300,000 of the notes were in default. On April 3, 2018, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225

December 31, 2017

Notes payable – related party at beginning of period	222,000
Borrowings on notes payable – related party	215,500
Notes payable – related party	437,500
Accrued interest	$33,103

On July 15, 2016, the Company entered into an unsecured 7% promissory note with a significant shareholder in the amount of $100,000. The note had a one-year term and was in default as of December 31, 2017 and December 31, 2018.

The changes in these notes payable to related party consisted of the following during the years ended December 31, 2018 and 2017:

	At December 31, 2018	At December 31, 2017
Notes payable	$100,000	$100,000
Accrued interest	$17,688	$10,688

During the year ended December 31, 2017, the Company borrowed a total of $4,275 from the then-CEO of the Company; total expenses paid directly by the then-CEO of the Company was $3,200. During the year ended December 31, 2017, the Company repaid $4,330 to the then-CEO, and the amount due to the then-CEO was $3,145 as of December 31, 2017. During the year ended December 31, 2018, the Company repaid $3.220 to the then-CEO, and borrowed an additional $75. During the year ended December 31, 2018 the remaining amount of $3,145 was repaid. The advances carried a 0% interest rate and were to be repaid when funds were available.

4. CONVERTIBLE DEBENTURE — RELATED PARTY

During the year ended December 31, 2016, the Company entered into eight unsecured 7% promissory notes with a significant shareholder (the Vantage Group Ltd. (“Vantage”)). During the year ended December 31, 2017, the Company entered into additional unsecured 7% promissory notes with Vantage totaling $215,500. During the first quarter of 2018, the Company entered into five additional notes with Vantage totaling $41,000 with an interest rate of 7%. The notes matured four to 12 months from issuance. On April 3, 2018, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.027. The Company recorded a debt discount of $518,225 for the fair value of the beneficial conversion feature. As of December 31, 2018 the Company amortized $518,225 of the debt discount.

The Company evaluated the modification under ASC 470-50 and concluded the addition of the conversion qualifies for debt modification which triggered debt extinguishment; however, there was no impact to the income statement as there was no unamortized discounts or other fees paid on the under the prior debt terms.

The Company analyzed the conversion option in the notes for derivative accounting treatment under ASC Topic 815, “Derivatives and Hedging” and determined that the instrument does not qualify for derivative accounting.

The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument does have a beneficial conversion feature equivalent. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued an aggregate of 9,000,000 shares of common stock upon the conversion of a convertible note (which had been originally held by Vantage) in the principal amount (including accrued interest) of $243,000.

During the year ended December 31, 2018 the Company repaid $16,715 of the convertible note.

The balance of these notes payable to related party as of December 31, 2018 and 2017 is as follows:

December 31, 2018

Notes payable – related party at beginning of period	$437,500
Reclassification of accrued interest to note balance	39,725
Borrowings on notes payable – related party	41,000
Beneficial conversion feature	(518,225)
Reclassification to paid in capital of beneficial conversion for conversion to common stock	492,745
Conversion to common stock	(484,650)
Repayments	(16,715)
Amortization of beneficial conversion feature	25,480
Notes payable – related party	$16,860
Accrued interest	$1,816

During the year ended December 31, 2017, the Company entered into five unsecured 7% promissory notes with a significant shareholder (Lyle Hauser, who owns Vantage) totaling $65,500 was in default. On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.0005. Lyle Hauser (directly and through Vantage, which he owns) is the Company’s largest stockholder. The Company recorded a debt discount of $68,696 for the fair value of the beneficial conversion feature. As of December 31, 2018 the Company amortized $68,696 of the debt discount.

The Company evaluated the modification under ASC 470-50 and concluded the addition of the conversion qualifies for debt modification which triggered debt extinguishment; however, there was no impact to the income statement as there was no unamortized discounts or other fees paid on the under the prior debt terms.

The Company analyzed the conversion option in the notes for derivative accounting treatment under ASC Topic 815, “Derivatives and Hedging” and determined that the instrument does not qualify for derivative accounting.

The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument does have a beneficial conversion feature equivalent. The intrinsic value of a beneficial conversion feature inherent to a convertible note payable, which is not bifurcated and accounted for separately from the convertible note payable and may not be settled in cash upon conversion, is treated as a discount to the convertible note payable. This discount is amortized over the period from the date of issuance to the date the note is due using the effective interest method. If the note payable is retired prior to the end of its contractual term, the unamortized discount is expensed in the period of retirement to interest expense. In general, the beneficial conversion feature is measured by comparing the effective conversion price, after considering the relative fair value of detachable instruments included in the financing transaction, if any, to the fair value of the common shares at the commitment date to be received upon conversion.

The changes in these notes payable to related party consisted of the following during the years ended December 31, 2018:

	December 31, 2018	December 31, 2017
Notes payable at beginning of period	$68,969	$-
Borrowings on notes payable	-	65,500
Beneficial conversion	(68,696)	-
Amortization of beneficial conversion feature	68,696	-
Notes payable – related party	$68,969	$65,500

Accrued interest	$3,571	$3,469

The Company entered into two 10% convertible debentures with a significant shareholder in the amount of $50,000 on November 4, 2013 and $60,000 on December 17, 2013. The debentures had a one-year term and were convertible into common stock at conversion price equal to the lower of $400 or 80% of the previous day’s closing price. On June 29, 2018 the significant shareholder forgave the amounts owed, which was effective as of April 3, 2018. The Company recorded a capital contribution of $19,999 during the year ended December 31, 2018.

The changes in these outstanding convertible notes payable to related party consisted of the following during years ended December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Convertible debenture – related party at beginning of period	$19,055	$17,287
Forgiveness	(19,999)	-
Accumulated interest	944	1,768
Convertible debenture – related party at end of period	$-	$19,055

5. INTELLECTUAL PROPERTY

In January 2017, the Company purchased a website and two domain names including the intellectual property. In March 2017, the Company purchased two additional domain names. The Company has purchased a website and domain names for a total purchase price of $17,845. Amortization expense for the year ended December 31, 2017 totaled $5,614 As of December 31, 2017, the domain names were written off in the amount of $12,231.

In September 2017, the Company entered into and closed an asset purchase agreement with Vantage. Pursuant to the asset purchase agreement, the Company purchased from Vantage a software application referred to as Dino Might and related intellectual property. As consideration for the purchase, the Company issued to Vantage 7,000 shares of newly created Series C Preferred Stock, valued at $820,451, and granted to Vantage a revenue sharing interest in the Dino Might asset pursuant to which the Company agreed to pay to Vantage, for the Company’s 2017 fiscal year and the following nine years, 30% of the revenue generated by the Dino Might asset. The Company has recognized an impairment loss of $818,472, on the transaction based on the future discounted cash flows over the next three years.

Intellectual property is stated at cost. When retired or otherwise disposed, the related carrying value and accumulated amortization are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings. Minor additions and renewals are expensed in the year incurred. The properties will be depreciated over their estimated useful lives being 3 years.

As noted above, the Company entered into two 10% convertible debentures with a significant shareholder, one in the amount of $50,000 on November 4, 2013 and the other in the amount of $60,000 on December 17, 2013. The debentures had a one-year term and were convertible into common stock at a conversion price equal to the lower of $400 or 80% of the previous day’s closing price. During the year ended December 31, 2015 $40,000 of the note was converted and $70,000 was repaid. On June 29, 2018 the significant shareholder forgave the accrued interest, which was effective as of April 3, 2018. The Company recorded a capital contribution of $25,494 during the year ended December 31, 2018.

6. DERIVATIVE LIABILITIES

In connection with certain securities purchase agreements entered into during the third quarter of 2011 and the second quarter of 2012, the Company granted warrants with ratchet provisions. The warrants expired four years from the date of grant. During the first two years of grant, if the Company were to issue any additional shares of common stock at a price per share less than the exercise price in effect, the exercise price would be adjusted to equal the average price per share received by the Company for the additional shares issued. After the first two years following the issuance date, if the Company were to issue any additional shares of common stock at a price per share less than the exercise price in effect, the exercise price would be adjusted using a formula based on the existing exercise price, the outstanding shares before and after the issuance of such shares, and the average price during the issuance of such shares. In addition to the exercise price adjustment, the number of shares upon exercise of the warrants was also subject to adjustment.

Upon grant, the Company assesses the fair value of the warrants using the Black Scholes pricing model and records a warrant liability for the value. The Company then assesses the fair value of the warrants quarterly based on the Black Scholes Model and increases or decreases the warrant liability to the new value, and records a corresponding gain or loss (see below for variables used in assessing the fair value).

Due to the ratchet provisions, the Company treats the warrants as a derivative liability in accordance with the provisions of ASC 815 “Derivatives and Hedging” (ASC 815). ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that potentially settle in an entity’s own common stock.

These warrants expired during 2016 resulting in a derivative gain of $1,271. The fair value of the derivative liability associated with these warrants was $1,271 as of December 31, 2015.

As noted above, the Company entered into two 10% Secured Convertible Debentures with a significant shareholder, one in the amount of $50,000 on November 4, 2013 and the other in the amount of $60,000 on December 17, 2013. The debentures had a one-year term and were convertible into common stock at a conversion price equal to the lower of $400 or 80% of the previous day’s closing price.

The Company assesses the fair value of the convertible debenture using the Black Scholes pricing model and records a derivative liability for the value. The Company then assesses the fair value quarterly based on the Black Scholes Model and increases or decreases the liability to the new value and records a corresponding gain or loss (see below for variables used in assessing the fair value).

Due to the variable conversion rates, the Company treats the convertible debenture as a derivative liability in accordance with the provisions of ASC 815 “Derivatives and Hedging” (ASC 815). ASC 815 applies to any freestanding financial instruments or embedded features that have the characteristics of a derivative and to any freestanding financial instruments that potentially settle in an entity’s own common stock. The fair value of the conversion options was determined using the Black-Scholes Option Pricing Model and the following significant assumptions during the the year ended December 31, 2018 and 2017.

	December 31, 2018	December 31, 2017
Risk-free interest rate at grant date	0.45%	0.45%
Expected stock price volatility	244%	228%
Expected dividend payout	-	-
Expected option in life-years	1	1

The change in fair value of the conversion option derivative liability consisted of the following during the years ended December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Conversion option liability (beginning balance)	$19,406	$12,567
Reclassification to additional paid in capital	(25,494)
Loss on changes in fair market value of conversion option liability	6,088	6,839
Net conversion option liability	$-	$19,406

Change in fair market value of conversion option liability resulted in a loss of $6,088 for the year ended December 31, 2018 and $6,839 for the year ended December 31, 2017.

7. EQUITY

On September 29, 2017, the Company filed a Certificate of Designation of Series C Preferred Stock with the Secretary of State of Nevada (the “Series C Certificate of Designation”). The Company authorized 7,000 shares of preferred stock as Series C Preferred Stock. The Company issued 7,000 shares of Series C Preferred Stock on September 29, 2017, as discussed below. The Series C Preferred Stock was convertible into common stock at a conversion ratio determined by dividing the Series C Original Issue Price of $100 per share by the conversion price of $2.00 (such that each share of Series C Preferred Stock was convertible into 50 shares of common stock). The Series C Preferred Stock had the right to vote on an as-converted basis with the common stock, and in the event any dividends were paid on the common stock, the Series C Preferred Stock would entitled to dividends on an as-converted basis. If a Distribution Event (as defined in the Series C Certificate of Designation) occurred, the Company would pay to the holders of Series C Preferred Stock $30,000 for every $120,000 received from such Distribution Event, and the number of outstanding shares of Series C Preferred Stock would be reduced by an amount determined by dividing the amount of such payment by the Series C Original Issue Price. A Distribution Event is defined as the receipt by the Company of $120,000 in proceeds from a financing not involving any holder of Series C Preferred Stock, or any fiscal period in which the Company generated gross profits of $120,000 or more. All outstanding shares of Series C Preferred Stock were converted to common stock in April 2018, as discussed below. No shares of Series C Preferred Stock are outstanding as of December 31, 2018, and no such shares may be re-issued.

On September 29, 2017, the Company issued 7,000 shares of Series C Preferred Stock in connection with an asset purchase agreement (see Note 5). The value of the shares issued amount to $820,451. The valuation of the shares was determined by an independent financial analyst. The shares were converted to common stock in April 2018, as discussed below.

On October 25, 2017, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada, pursuant to which a one-for-200 reverse split of its common stock was affected, and the Company changed its name to Tech Town Holdings Inc, effective November 2, 2017. All share and per share amounts herein retroactively reflect the split.

On May 18, 2018, the Company appointed Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company. The Company entered into an employment agreement on May 18, 2018 with Mr. Goode, which provides for an annual salary and certain other benefits. Pursuant to the employment agreement, Mr. Goode’s annual base salary is $96,000, which may increase to up to $216,000 upon Mr. Goode meeting certain milestones set forth in the employment agreement related to the Company’s performance and is subject to increases as set from time to time by the Board. Upon the execution of the employment agreement, Mr. Goode was issued 500,000 shares of common stock of the Company valued at $1,250,000 ($2.50 per share).

On April 3, 2018, the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.027.  The Company recorded a debt discount of $518,225 for the fair value of the beneficial conversion feature.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note bore interest at the rate of 7% per year and was convertible into shares of common stock of the Company at a conversion price of $0.0005. Lyle Hauser (directly and through Vantage, which he owns) is the Company’s largest stockholder. The Company recorded a debt discount of $68,696 for the fair value of the beneficial conversion feature.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued an aggregate of 9,000,000 shares of common stock upon the conversion of a convertible note in the principal amount (including accrued interest) of $243,000.

On June 29, 2018 a significant shareholder forgave the amounts owed under a debenture. The Company recorded a capital contribution of $19,999. See Note 4. The Company recorded a capital contribution of $35,294 during the year ended December 31, 2018 for the extinguishment of the derivative. See Note 5.

On June 29, 2018, two related parties forgave a total of $239,000 of accrued compensation. The amounts have been recorded as a capital contribution.

During the year ended December 31, 2018, the Company entered into subscription agreements with investors pursuant to which the Company sold an aggregate of 3,896,969 shares of the Company’s common stock, for an aggregate purchase price equal to $1,866,666. The closing of these subscription agreements has occurred. Of the 3,896,969 common share issued, JMG Horseshoe, LLC, purchased 333,333 shares of common stock for a purchase price of $333,333. The managing member of JMG Horseshoe, LLC is J. Mark Goode, who is the Company’s chief executive officer

8. COMMITMENTS AND CONTINGENCIES

From June 29, 2018 to September 11, 2018, the Company entered into a series of statement of work agreements with Best Innovation Group, Inc. (“BIG”) to provide consulting services to the Company. The statement of work agreements were entered into in connection with a professional services agreement the Company entered into with BIG dated May 1, 2018, under which all services performed by BIG are to be documented in a statement of work agreement. The Company agreed to reimburse BIG at a rate of $200 per hour. Under a statement of work agreement executed on July 26, 2018, the total estimated cost to the Company for services to be performed by BIG is $716,272 of which $238,757 was due on the date of the agreement and $238,757 was due on November 15, 2018 and the remaining amount will be due upon completion which is estimated to be March 1, 2019. On September 11, 2018, the Company entered into a statement of work agreement with BIG, under which BIG was engaged to provide SOC 2 gap remediation and audit services. Under this statement of work agreement, $70,000 was due upon execution of the agreement, and $90,000 will be due from December 1, 2018 through March 1, 2019.

On August 3, 2018 the Company entered into a master services agreement with REQ a Washington, DC-based creative and digital marketing agency, pursuant to which the Company engaged REQ to develop a branding and digital marketing strategy for the Company’s intended digital gold project. During the 3rd quarter of 2018, the Company collaborated with REQ to create Coro as the new brand for its intended digital gold technology platform and mobile application. REQ is supporting the Company with the creative design, website development, video production, marketing, public relations and advertising strategy related to the launch of its intended Coro digital gold transaction platform.  REQ receives monthly payments which will total $230,500 for services performed for 12 months of services, leading up to the launch of the intended Coro mobile application.

In December 2018, we entered into a software license agreement with Swirlds to license Hashgraph for the Coro platform. The term on of the agreement is one year and the Company is obligated to a first year licensing fee of $225,000 for 15 nodes payable on February 28, 2019 and additional nodes at $3,000 per node. In addition the Company is required to pay a 10% transaction fee for account holders on the Swirlds Customer Network. The agreements automatically renew for an additional one year and the fees may not increase more than 1%.

9. INCOME TAXES

2017 U.S. Tax Reform

The Jobs act significantly revised the U.S. Corporate income tax by lowering the corporate federal income tax rate from 35% to 21% effective January 1, 2018.

The significant components of the Company’s net deferred tax assets are as follows for the years ended December 31:

	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$4,966,666	$3,775,351
Total deferred tax assets	4,966,666	3,775,351
Valuation allowance	(4,966,666)	(3,775,351)
Net deferred tax assets	$-	$-

FASB ASC 740, Income Taxes, requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance of $4,966,666 and $3,775,351 against its net deferred taxes is necessary as of December 31, 2018 and December 31, 2017, respectively. The change in valuation allowance for the years ended December 31, 2018 and 2017 is $1,191,315 and $1,320,415, respectively.

At December 31, 2018 and December 31, 2017, respectively, the Company had approximately $19,596,000 and $17,977,860, respectively, of U.S. net operating loss carryforwards remaining.

As a result of certain ownership changes, the Company may be subject to an annual limitation on the utilization of its U.S. net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code. A study to determine the effect, if any, of this change, has not been undertaken.

Tax returns for the years ended December 31, 2018, 2017, 2016, 2015, and 2014 are subject to examination by the Internal Revenue Service.

A reconciliation of the Company’s income taxes to amounts calculated at the federal statutory rate is as follows for the years ended December 31:

	2018	2017

Federal statutory taxes	(21.00)%	(21.00)%
State income taxes, net of federal tax benefit	(4.35)%	(4.35)
Nondeductible items	-	-
Change in tax rate estimates	-	-
Change in valuation allowance	25.35%	25.35
	-%	-%

10. RELATED PARTY

Michael Delin, a former director of the Company, provided accounting services to the Company through an entity he owned. During the years ended December 31, 2017 the Company paid Mr. Delin $9,500 for such services.

On May 18, 2018, the Company appointed Mark Goode as the new President and Chief Executive Officer of the Company, effective May 18. 2018. He was also appointed a member and Chairman of the Board of Directors of the Company. The Company has entered into an employment agreement on May 18, 2018 with Mr. Goode. See Note 2 above.

11. SUBSEQUENT EVENTS

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,384 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,384. The new note had an original maturity date of March 31, 2019, which was extended to June 30, 2019, and bears interest at the rate of 7% per year, due upon maturity. Mr. Hauser is the Company’s largest stockholder.

On January 14, 2019 the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which was extended to June 30, 2019, and bears interest at the rate of 7% per year, due upon maturity. Vantage is owned by Lyle Hauser.

On January 21, 2019 the Company entered into a subscription agreement with an investor pursuant to which the Company sold 5,000 shares of the Company’s common stock, for an aggregate purchase price equal to $25,000.

On February 28, 2019, the Company executed a $110,000 related party promissory note with an original issue discount of $10,000. The note has a 0% interest rate and had an original maturity date of March 31, 2019, which has been extended to June 30, 2019. Following the maturity date, the note bears a 9% annual interest rate until paid in full.

On March 6, 2019 the Company entered into a subscription agreement with an investor pursuant to which the Company sold 5,000 shares of the Company common stock for an aggregate purchase price equal to $25,000.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table provides information regarding the various expenses (other than placement agent fees) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount
SEC registration fee	$3,332
Accounting fees and expenses	10,000
Legal fees and expenses	100,000
Transfer agent’s fees and expenses	1,000
Printing and related fees	2,500
Miscellaneous	10,000
Total	$126,832

Item 14.   Indemnification of Directors and Officers.

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute (“NRS”). NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

Item 15.    Recent Sales of Unregistered Securities.

On September 29, 2017, the Company issued to Vantage 7,000 shares of Series C Preferred Stock as consideration for the purchase of a software application referred to as Dino Might and related intellectual property.

On April 3, 2018, the Company entered into an exchange agreement with The Vantage Group Ltd. (“Vantage”). Pursuant to the exchange agreement, Vantage exchanged outstanding promissory notes of the Company in the aggregate principal amount of $518,225 (including accrued interest) held by Vantage for a new convertible promissory note of the Company in the principal amount of $518,225. The convertible note was convertible into shares of common stock of the Company at a conversion price of $0.027.

On April 3, 2018, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged outstanding promissory notes of the Company in the aggregate principal amount of $68,969 (including accrued interest) held by Mr. Hauser for a new convertible promissory note of the Company in the principal amount of $68,969. The convertible note was convertible into shares of common stock of the Company at a conversion price of $0.0005. This note matured in October 2018 and was subsequently exchanged for a new note, as discussed below. Vantage is the Company’s largest stockholder and is owned by Lyle Hauser.

On April 3, 2018, the Company issued an aggregate of 9,300,000 shares of common stock to Vantage and Mr. Hauser upon the conversion of (i) $241,650 of Vantage’s convertible note and (ii) 7,000 shares of Series C Preferred Stock. In connection with the conversion, Vantage waived any dividends owed to Vantage as the holder of the Series C Preferred Stock.

On April 6, 2018, the Company issued 4,500,000 shares of common stock to David Dorr, and 4,500,000 shares of common stock to Brian Dorr, upon the conversion of convertible notes held by each in the amount of $121,500.

In May 2018 the Company issued 500,000 shares of common stock to J. Mark Goode in connection with entering into an employment agreement with Mr. Goode.

From June 2018 to July 2018 the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 3,030,303 shares of common stock, for a purchase price of $0.33 per share, and aggregate gross proceeds of $1,000,000.

From August 2018 to September 2018, the Company entered into and closed subscription agreements with accredited investors pursuant to which the Company sold to the investors an aggregate of 866,666 shares of common stock for a purchase price of $1.00 per share, and aggregate gross proceeds of $866,666.

On January 14, 2019, the Company entered into an exchange agreement with Lyle Hauser. Pursuant to the exchange agreement, Mr. Hauser exchanged an outstanding convertible promissory note of the Company in the aggregate amount of $70,384 (including accrued interest) held by Mr. Hauser for a new non-convertible promissory note of the Company in the principal amount of $70,384. The new note had an original maturity date of March 31, 2019, which has been extended to September 30, 2019, and bears interest at the rate of 7% per year, due upon maturity.

On January 14, 2019 the Company entered into an exchange agreement with Vantage. Pursuant to the exchange agreement, Vantage exchanged the remaining amount due on a convertible promissory note of the Company, equal to $17,780 (including accrued interest) held by Vantage for a new non-convertible promissory note of the Company in the principal amount of $17,780. The new note had an original maturity date of March 31, 2019, which has been extended to September 30, 2019, and bears interest at the rate of 7% per year, due upon maturity.

On January 21, 2019 the Company entered into a subscription agreement with an accredited investor pursuant to which the Company sold 5,000 shares of the Company’s common stock, for an aggregate purchase price equal to $25,000.

On February 28, 2019, the Company issued and sold an original issue discount promissory note, in the principal amount of $110,000, for a purchase price of $100,000, to Lyle Hauser. The note had an original maturity date of March 31, 2019, which has been extended to September 30, 2019, and does not bear interest prior to maturity. Subsequent to maturity, the note bears interest at the rate of 9% per year.

On March 6, 2019 the Company entered into a subscription agreement with an accredited investor pursuant to which the Company sold 5,000 shares of the Company’s common stock for an aggregate purchase price equal to $25,000.

On April 12, 2019, the Company entered into and closed a subscription agreement with Vantage pursuant to which the Company sold to Vantage 10,000 shares of common stock for a purchase price of $50,000.

On April 12, 2019, the Company entered into an exchange agreement with Vantage pursuant to which Vantage exchanged a portion of an outstanding promissory note of the Company held by Vantage, in the amount of $50,000, for 10,000 newly issued shares of common stock of the Company.

On April 24, 2019, the Company entered into a subscription agreement with Advantage Life and Annuity Company, for the benefit of ALIP 1704-1138 SP (“Advantage Life”), pursuant to which Advantage Life purchased from the Company 200,000 shares of the Company’s common stock for an aggregate purchase price of $1,000,000. The closing of the sale of the shares under the subscription agreement occurred on April 30, 2019.

Effective May 31, 2019, the Company entered into an amendment to its employment agreement with J. Mark Goode, pursuant to which the Company issued 750,000 shares of common stock to Mr. Goode and his designee.

As of June 5, 2019, the Company entered into and closed a subscription agreement with an accredited investor pursuant to which the Company sold to the investor 50,000 shares of common stock for a purchase price of $250,000.

On October 23, 2019, the Company entered into and closed a securities purchase agreement with an accredited investor pursuant to which the Company issued and sold to the investor 50,000 shares of common stock for a purchase price of $250,000.

On October 23, 2019, the Company issued to a consultant 12,500 shares of common stock pursuant to a consulting agreement.

From November 13, 2019 to November 14, 2019, the Company entered into and closed securities purchase agreements with accredited investors pursuant to which the Company issued and sold an aggregate of 92,000 shares of common stock for an aggregate purchase price of $460,000.

From December 30, 2019 to January 17, 2020, the Company issued and sold to accredited investors an aggregate of 80,000 shares of common stock for a purchase price of $400,000.

In connection with the foregoing, the Company relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16.   Exhibits and Financial Statement Schedules.

(a) Exhibits.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

(b) Financial statement schedule.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that it will:

(1) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on January 24, 2020.

Coro Global Inc.

By:	/s/ J. Mark Goode
J. Mark Goode
Its:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ J. Mark Goode	January 24, 2020
J. Mark Goode
Chief Executive Officer and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Niquana Noel	January 24, 2020
Niquana Noel Director

EXHIBIT INDEX

2.1	Agreement and Plan of Merger made as of November 1, 2005 among Bio-Solutions International, Inc., OmniMed Acquisition Corp., OmniMed International, Inc., and the shareholders of OmniMed International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 3, 2005).

3.1	Articles of Incorporation (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006).

3.2	Bylaws of the Issuer (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006).

3.3	Certificate of Amendment to Articles of Incorporation filed on August 31, 2004 (incorporated by reference to the Company’s Annual Report on Form 10-KSB filed on April 17, 2006).

3.4	Articles of Merger changing the Registrant’s name to OmniMed International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on November 22, 2005).

3.5	Articles of Merger changing the Registrant’s name to MedeFile International, Inc. (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 18, 2006).

3.6	Certificate of Designation of Series A Preferred (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 16, 2009).

3.7	Certificate of Amendment to Articles of Incorporation, filed January 21, 2009 (incorporated by referenced to the Company’s Form 8-K filed on January 23, 2009)

3.8	Certificate of Amendment to Articles of Incorporation filed April 13, 2010 (incorporated by reference to 10-K/A filed July 15, 2011)

3.9	Certificate of Amendment to Articles of Incorporation filed July 20, 2010 (incorporated by reference to 10-K/A filed July 15, 2011)

3.10	Certificate of Designation of Series B Convertible Preferred Stock filed April 10, 2012 (incorporated by reference to 8-K filed April 16, 2012)

3.11	Certificate of Amendment to Articles of Incorporation filed October 2, 2012 (incorporated by reference to 8-K filed October 9, 2012)

3.12	Certificate of Amendment to Articles of Incorporation filed December 19, 2015 (incorporated by reference to 8-K filed December 26, 2013)

3.12	Certificate of Amendment to Articles of Incorporation filed February 13, 2013 (incorporated by reference to 8-K filed February 17, 2015)

3.13	Certificate of Amendment to Articles of Incorporation filed February 13, 2013 (incorporated by reference to 8-K filed July 13, 2015)

3.14	Certificate of Designation of Series C Preferred Stock (incorporated by reference to 8-K filed October 4, 2017)

3.15	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed October 27, 2017)

3.16	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed March 5, 2018)

3.17	Certificate of Amendment to Articles of Incorporation (incorporated by reference to 8-K filed January 10, 2020)

5.1	Opinion of Sichenzia Ross Ference LLP (previously filed)

10.1	Employment Agreement, dated May 17, 2018, between the Company and J. Mark Goode (incorporated by reference to 8-K filed May 23, 2018)

10.2	Master Services Agreement, October 18, 2018 between the Company and Dillon Gage Incorporated (incorporated by reference to 8-K filed October 22, 2018)

10.3	Software License Agreement, between the Company and Swirlds, Inc. (incorporated by reference to 8-K filed December 21, 2018)

10.4	Software Order Form, between the Company and Swirlds, Inc. (incorporated by reference to 8-K filed December 21, 2018)

10.5	2019 Equity Incentive Plan (incorporated by reference to 8-K filed February 6, 2019)

10.6	Original Issue Discount Promissory Note (incorporated by reference to 8-K filed March 7, 2019)

10.7	Amendment No. 1 to Promissory Notes between the Company and Lyle Hauser (incorporated by reference to 10-K filed April 11, 2019)

10.8	Amendment No. 1 to Promissory Notes between the Company and The Vantage Group Ltd. (incorporated by reference to 10-K filed April 1, 2019)

10.9	Amendment No. 1 to Employment Agreement between the Company and J. Mark Goode (incorporated by reference to 8-K filed June 6, 2019)

10.10	Amendment No. 2 to Promissory Notes between the Company and Lyle Hauser (incorporated by reference to 8-K filed July 3, 2019)

10.11	Amendment No. 2 to Promissory Notes between the Company and The Vantage Group Ltd. (incorporated by reference to 8-K filed July 3, 2019)

10.12	Amendment No. 3 to Promissory Notes between the Company and Lyle Hauser (incorporated by reference to 8-K filed October 1, 2019)

10.13	Amendment No. 3 to Promissory Notes between the Company and The Vantage Group Ltd. (incorporated by reference to 8-K filed October 1, 2019)

10.14	Amendment No. 4 to Promissory Notes between the Company and The Vantage Group Ltd.

10.15	Amendment No. 4 to Promissory Notes between the Company and Lyle Hauser

16.1	Letter from MaloneBailey, LLP (incorporated by reference to 8-K filed January 23, 2019)

21	Subsidiaries (previously filed)

23.1	Consent of MaloneBailey, LLP

23.2	Consent of Liggett & Webb, P.A.

23.3	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)

EX-101.INS	XBRL INSTANCE DOCUMENT

EX-101.SCH	XBRL TAXONOMY EXTENSION SCHEMA DOCUMENT

EX-101.CAL	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE

EX-101.DEF	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE

EX-101.LAB	XBRL TAXONOMY EXTENSION LABELS LINKBASE

EX-101.PRE	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE